Exhibit No. 10.1

Confidential and Proprietary
Execution Version 1-3-03

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission.  Asterisks denote omissions.

TECHNOLOGY AND DATABASE LICENSE AGREEMENT

This Technology and Database License Agreement (the “Agreement”) dated the 7th day of January 2003 (the “Effective Date”) is by and between Millennium Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 75 Sidney Street, Cambridge, Massachusetts 02139 (“Millennium”) and Genaissance Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal office at Five Science Park, New Haven, Connecticut 06511 (“Genaissance”).

INTRODUCTION

1.                                       Genaissance is in the business of integrating and applying population genomics and informatics to improve the discovery, development and marketing of drugs.  Genaissance has created a proprietary database of gene specific haplotypes that define the gene variation that exists in various populations that represent major and emerging pharmaceutical markets.

2.                                       Millennium applies its comprehensive and integrated science and technology platform for the discovery, development and utilization of therapeutic, pharmacogenomic and diagnostic products.

3.                                       Genaissance and Millennium have agreed that Genaissance will license to Millennium certain Genaissance technology for use in Millennium’s drug discovery and development efforts subject to certain terms and conditions.

NOW, THEREFORE, Millennium and Genaissance agree as follows:

ARTICLE I
DEFINITIONS

1.1                                 “Affiliate” means any corporation, company, partnership, joint venture and/or firm which controls, is controlled by, or is under common control with, a specified person or entity.  For purposes of this definition, “control” shall be presumed to exist if one of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors or (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.  The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

1.2                                 “Approved Diagnostic Product” means any Diagnostic Product that has been approved for marketing or is licensed by the United States FDA or other corresponding foreign regulatory authority.

1.3                                 “Authorized Personnel” means (i) Millennium and/or its Affiliates’ independent contractors working on Millennium and/or its Affiliates’ behalf and/or (ii) on-site Millennium Corporate Partners or Millennium Technology Consultants of Millennium and/or its Affiliates, in either case, who have executed a written agreement with Millennium and/or its Affiliates that includes obligations of confidentiality.

1.4                                 “Approved Pharmacogenomic Product” means any Pharmacogenomic Product that has been approved for marketing or licensed by the United States FDA or other corresponding foreign regulatory authority.

1.5                                 “Collaboration Activities” means those activities, if any, expressly agreed upon and set forth in a separate amendment agreed upon in writing by the Parties in accordance with Section 2.1(h)(iv).

1.6                                 “Collaboration Marker Association” means a Marker Association identified jointly by both (i) Millennium, its Affiliates and/or Authorized Personnel and (ii) Genaissance and/or its Affiliates using the Genaissance HAP™ Technology in the course of Collaboration Activities.  For the avoidance of doubt, it is expressly understood that an association invented as a result of the mere use of the Genaissance HAP Technology by Millennium, its Affiliates and/or Authorized Personnel outside of Collaboration Activities shall not result in a Collaboration Marker Association; any such inventions shall constitute a Millennium Marker Association.

1.7                                 “Confidential Information” means all proprietary materials, scientific, technical, trade or business information possessed, obtained by, developed for or given to the disclosing Party which is treated by the disclosing Party as confidential or proprietary including, without limitation, genes, gene sequences and loci, formulations, techniques, methodologies, assay systems, formulae, procedures, tests, equipment, data, data structures, algorithms, reports, know-how, sources of supply, patent positioning, relationships with consultants and employees, business plans and business developments, information concerning the existence, scope or activities of any research, development, manufacturing, marketing or other projects of the disclosing Party, and any other confidential information about or belonging to the disclosing Party’s suppliers, licensors, licensees, partners, affiliates, customers, potential customers or others or other information (whether or not patentable) regarding a Party’s technology, products, business information or objectives, that, in each case, is designated as confidential in writing by the disclosing Party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such material, know-how or other information is disclosed by the disclosing Party to the other Party.  Notwithstanding the foregoing, materials, know-how or other information which is orally, electronically or visually disclosed by a Party, or is disclosed in writing without an appropriate letter, stamp or legend, shall constitute Confidential Information of a Party if the disclosing Party, within thirty (30) days after such disclosure, delivers to the other Party a written document or documents describing the materials, know-how or other information and referencing the place and date of such oral, visual, electronic or written disclosure and the names of the persons to whom such disclosure was made.

1.8                                 “Controlled” or “Controls” means possession of the right to assign or grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.9                                 “DecoGen® Informatics System” means the system that permits access to the HAP Database and includes without limitation DecoGen® DataManager Software and DecoGen® Browser Software.  It consists of a set of tools for assembling, processing, searching, manipulating and analyzing information.  The DecoGen Informatics System shall include all software (executable only), documentation and other tools reasonably necessary to utilize, support and maintain the DecoGen Informatics System, existing as of the Effective Date and/or added to the DecoGen Informatics System thereafter and provided to Genaissance’s other commercial customers, except for the commercially available Third Party operating system software and hardware specified in Exhibit C.  For the avoidance of doubt, the DecoGen Informatics System does not include any source code.

1.10                           “Diagnostic Product” means any product, service or test, other than a Pharmacogenomic Product, that is at any stage of discovery, development, research, manufacture or commercialization and which (a) is intended for use in diagnosing the presence of, or a susceptibility for, any disease or condition in humans and (b) detects directly or indirectly (i) one or more Polymorphisms or Haplotype Markers in a Marker Association or (ii) one or more Surrogate Markers of such Polymorphisms or Haplotype Markers in a Marker Association.

1.11                           “Drug Class” means (i) a therapeutic or prophylactic molecule (including small molecules, vaccines and biologics) that is the subject of a Collaboration Marker Association or Millennium Marker Association and which is covered by a Valid Claim within Patent Rights owned by or exclusively licensed to Millennium, its Affiliates and/or a Millennium Product Corporate Partner and/or (ii) any other therapeutic or prophylactic molecule (including small molecules, vaccines and biologics) covered by a Valid Claim within said Patent Rights claiming the molecule referred to in subsection (i).  For the avoidance of doubt, this definition as used in Section 2.2(d), permits Millennium and its

Affiliates to obtain an exclusive license to the Genaissance HAP Markers in a Millennium Marker Association or a Collaboration Marker Association with the right to sublicense any of such rights, to a Millennium Product Corporate Partner who has an exclusive, non-exclusive or co-exclusive license to the corresponding Millennium Product provided that all rights to such Millennium Product are held by any combination of Millennium, the Millennium Product Corporate Partner and any sublicensees of Millennium or the Millennium Product Corporate Partner.

1.12                           “Escrow Agent” shall mean DSI Technology Escrow Services or any successor depositary party to the Escrow Agreement that has been mutually agreed upon by the Parties in writing.

1.13                           “Escrow Agreement” shall mean the Escrow Agreement among Genaissance, Millennium and DSI Technology Escrow Services, a true and accurate copy of which shall be attached as Exhibit E hereto, and executed by the Parties in accordance with Section 7 hereof.  No other Third Parties shall be added to the Escrow Agreement without written agreement between Genaissance and Millennium.

1.14                           “Genaissance Gene Queue” means the list of Genes that Genaissance plans to add to the HAP Database as of the Effective Date, which list shall be updated solely by Genaissance from time to time during the term of the Agreement.

1.15                           “Genaissance HAP™ Marker” means a Genaissance SNP or a Genaissance Haplotype Marker.

1.16                           “Genaissance HAP Marker Association” means a Marker Association identified solely by Genaissance and/or its Affiliates between one or more Genaissance HAP Markers and disease susceptibility and/or drug response including without limitation drug adverse effects.

1.17                           “Genaissance HAP™ Technology” or “HAP Technology” means the DecoGen Informatics System, HAP™ Database and the HAP™ Database Schema collectively.

1.18                           “Genaissance Haplotype Marker” means a Haplotype Marker that is (i) identified by Genaissance in a Published Gene in the Index Repository independently of use of Millennium’s Confidential Information and (ii) in the HAP™ Database.

1.19                           “Genaissance Know-How” means any and all proprietary data, information, know-how, inventions, trade secrets, copyrights, regulatory submissions or other intellectual property of any kind, other than Patent Rights, Controlled by Genaissance as of the Effective Date or during the term of any licenses granted to Millennium hereunder, including, without limitation, any data on the sequence, frequency and distribution of HAP Markers and other information contained in the HAP Database.

1.20                           “Genaissance Patent Rights” means HAP Marker Patent Rights and HAP Technology Patent Rights.

1.21                           “Genaissance SNP” means a SNP that is (i) identified by Genaissance in a Published Gene in the Index Repository independently of use of Millennium’s Confidential Information and (ii) contained in the HAP™ Database.

1.22                           “Gene” means a nucleic acid sequence (including allelic variations thereof) that (a) encodes a designated protein, and (b) satisfies the criteria set forth in Exhibit A hereto.

1.23                           “HAP™ Database” means Genaissance’s proprietary database containing annotated data on the sequence, frequency and distribution of Polymorphisms and Haplotype Markers generated by examining genomic DNA from the Index Repository as more fully described in Exhibit A attached hereto and incorporated herein, and as may be updated by Genaissance as set forth herein.  Wherever the term HAP Database is used in this Agreement, it shall be interpreted to include any copy or duplicate of the HAP Database that is present in the HAP Database Plus.  As of the Effective Date, the HAP Database will include a minimum of 5083 genes.

1.24                           “HAP Database Plus” means all copies of any database developed by Millennium, its Affiliates, Millennium Technology Consultants and/or Authorized Personnel that contains (a) a copy of the HAP Database and any update thereof delivered by Genaissance to Millennium during the Initial Term and Post Initial Term, if applicable, (b) Millennium SNPs or Millennium Haplotype Markers that are added by Genaissance pursuant to Section 2.1(h)(i), and (c) content added by Millennium, its Affiliates, Authorized Personnel or a Millennium Technology Consultant.

1.25                           “HAP™ Database Schema” means a machine-readable version of the location and format of the different types of data that may be stored in the HAP Database.  No data of any kind is present in the HAP Database Schema.

1.26                           “HAP Marker Biologic” means (a) an isogene defined by a Genaissance HAP Marker, or fragments thereof that contain a Genaissance SNP, (b) a novel protein variant defined by a Genaissance HAP Marker, or fragments thereof that contain a novel amino acid specified by a Genaissance SNP, and/or (c) any antibody that is specific for and immunoreactive with such novel protein variant or protein fragments.

1.27                           “HAP Marker Patent Rights” means Patent Rights Controlled by Genaissance that contain (a) a specification that discloses one or more Genaissance HAP Markers for a Gene and corresponding HAP Marker Biologics, but does not disclose any novel Marker Associations, and (b) (i) a process claim directed to the detection or use of any of such disclosed Genaissance HAP Marker(s) or (ii) a composition or process claim directed to a HAP Marker Biologic corresponding to any of such disclosed Genaissance HAP Marker(s).

1.28                           “HAP Technology Patent Rights” means Patent Rights Controlled by Genaissance, other than HAP Marker Patent Rights, that would block Millennium’s use of the HAP Technology as authorized hereunder without a license under such Patent Rights, including but not limited to PCT/US00/17540 and national applications claiming priority thereto.

1.29                           “Haplotype Marker” means any 5´ to 3´ sequence of Polymorphisms present at a set of two or more Polymorphic Sites on a single chromosome.

1.30                           “Home-Brew Test” means any Diagnostic Product or Pharmacogenomic Product that is (a) an in vitro process or method, (b) performed solely by laboratories that are certified under the Clinical Laboratory Improvement Amendments of 1988 (“CLIA”), as subsequently amended, and implementing regulations (or foreign equivalents thereof) and (c) does not require the approval by the United States FDA or other regulatory authority (or its foreign equivalent).

1.31                           “Index Repository” means Genaissance’s proprietary collection of immortalized cell lines established from unrelated individuals from various geographical origins and from members of extended families.

1.32                           “Initial Term” means the period commencing on the Effective Date and ending on the second anniversary of the Effective Date.

1.33                           “Marker Association” means an association between any Polymorphism or Haplotype Marker and disease susceptibility and/or drug response, including without limitation drug adverse effects.

1.34                           “Millennium Corporate Partners” means Millennium Product Corporate Partners and Millennium Technology Corporate Partners.

1.35                           “Millennium Marker Association” means a Marker Association identified by Millennium, its Affiliates, Millennium Corporate Partners and/or Authorized Personnel.

1.36                           “Millennium Haplotype Marker” means any of the following:

(a)                                  a Haplotype Marker identified independently, other than through the use of the HAP Database or any update thereof, solely by Millennium, its Affiliates, Millennium Corporate Partners and/or Authorized Personnel;

(b)                                 Haplotype Marker identified through the use of the HAP Database or any update thereof, solely by Millennium, its Affiliates, Millennium Corporate Partners and/or Authorized Personnel that contains a Genaissance SNP and/or a Millennium SNP if any of the following three (3) conditions exist as of the date such Haplotype Marker is identified by any of the aforesaid entities:

(i)                                     a Millennium SNP is in the Haplotype Marker;

(ii)                                  the sequence of Polymorphisms in the Haplotype Marker is different than the sequence of Polymorphisms for the same set of Polymorphic Sites in a Genaissance HAP Marker; or

(iii)                               the Haplotype Marker is not contained in the HAP Database; or

(c)                                  Haplotype Marker discovered by Genaissance pursuant to Section 2.1(h)(i), 2.1(h)(ii) or 2.1(h)(iii) using any Millennium Proprietary Gene or Millennium Proprietary Fragment.

Notwithstanding Section 1.7, a Millennium Haplotype Marker will constitute Confidential Information of Millennium whether or not so marked, provided, however, that Genaissance shall be free to disclose and use any Haplotype Marker that is identical to any Millennium Haplotype Marker if Genaissance has identified such Haplotype Marker independently of any knowledge of the Millennium Haplotype Marker, subject to Millennium Patent Rights.

1.37                           “Millennium Know-How” means any and all proprietary data, information, know-how, inventions, trade secrets, copyrights, regulatory submissions or other intellectual property of any kind, other than Patent Rights, Controlled by Millennium as of the Effective Date or during the term of any options granted to Genaissance hereunder.

1.38                           “Millennium Patent Rights” means Patent Rights Controlled by Millennium or its Affiliates.

1.39                           “Millennium Product” means any Product (a) that is [**], (b) for which Millennium and/or its Affiliates [**] or (c) for which [**].

1.40                           “Millennium Product Corporate Partner” means any Third Party (including without limitation, commercial companies, universities, hospitals, not-for-profit organizations and consortiums) with whom Millennium and/or its Affiliates has, or with whom Millennium and/or its Affiliates enters into, an agreement to discover, research, develop, manufacture and/or commercialize a Millennium Product, provided, however,[**]that such agreement [**], Third Parties with whom Millennium or its Affiliates have[**]entered or may enter into [**] shall constitute Millennium Product Corporate Partners.

1.41                           “Millennium Proprietary Fragment” means a genomic region (a) for which Millennium or its Affiliates requests custom SNP and Haplotype Marker discovery pursuant to Section 2.1(h)(i) and whose sequence is not contained in the HAP Database or in the public domain at the time of such request and (b) for which Millennium, its Affiliates or the Millennium Product Corporate Partner asserts a proprietary intellectual property position.  Notwithstanding Section 1.7, a Millennium Proprietary Fragment will constitute Confidential Information of Millennium whether or not so marked.

1.42                           “Millennium Proprietary Gene” means a gene (a) for which Millennium or its Affiliates requests custom SNP and Haplotype Marker discovery pursuant to Section 2.1(h)(i) and there is no genetic structure in the HAP™ Database or in the public domain at the time of such request and (b) for which Millennium, its Affiliates or the Millennium Product Corporate Partner asserts a proprietary intellectual property position.  Notwithstanding Section 1.7, Millennium Proprietary Genes will constitute Confidential Information of Millennium whether or not so marked.

1.43                           “Millennium SNP” means a SNP (i) identified by Genaissance in a Millennium Proprietary Gene or a Millennium Proprietary Fragment or (ii) identified independently by Millennium, its Affiliates, Millennium Corporate Partners and/or Authorized Personnel, in any gene or genomic region without use of the HAP Database or any update thereof, as evidenced by written documentation.  Notwithstanding Section 1.7, a Millennium SNP will constitute Confidential Information of Millennium whether or not so marked, provided, however, that Genaissance shall be free to disclose and use any Genaissance SNP that is identical to any Millennium SNP if Genaissance has identified such Genaissance SNP independently of any knowledge of the Millennium SNP, subject to Millennium Patent Rights.

1.44                           “Millennium Technology Corporate Partner” means any Third Party (including without limitation, commercial companies, universities, hospitals, not-for-profit organizations and consortiums) with whom Millennium and/or its Affiliates have or with whom Millennium and/or its Affiliates enter into an agreement under which such Third Party receives a license to use all or part of Millennium’s technology platform at a facility of such Third Party for the benefit of such Third Party.

1.45                           “Millennium Technology Consultant” means any Third Party (including individual consultants, universities, hospitals, not-for-profit organizations, consortiums and commercial companies), other than a Millennium Technology Corporate Partner, with whom Millennium has an agreement to develop or improve any aspect of Millennium’s technology platform.  Millennium Technology Consultant shall specifically exclude any Third Party with whom Millennium has an agreement to research or develop a Product.

1.46                           “Normal Business Hours” means the hours between 8:00 A.M. and 6:00 P.M. in the Eastern Time zone, Monday through Friday and any other day that Genaissance is open for business, but excluding federal and state holidays.

1.47                           “Party” means Genaissance or Millennium; “Parties” means Genaissance and Millennium.

1.48                           “Patent Rights” means (a) any United States or foreign patent application, (b) any United States patent or foreign patent issuing from such patent application and (c) any continuation, continuation-in-part (to the extent the claims in such continuation-in-part-application are directed to subject matter specifically described in such prior patent application), divisional, reissue, re-examination, renewal, substitution, addition, extension, supplementary protection certificate or foreign counterpart thereof of any of the foregoing.

1.49                           “Patient Registry” means a collection of biological specimens and clinical data of patients with a given disease.

1.50                           “Patient Registry Agreement” an agreement between Millennium (or its Affiliates) and a noncommercial entity or academic institution for using a Patient Registry in [**].

1.51                           “Pharmacogenomic Product” means any product, service or test, other than a Diagnostic Product, that is at any stage of discovery, development, research, manufacture or commercialization and which (a) is intended for use in the clinical development, marketing or prescription of a Therapeutic Product and (b) detects directly or indirectly (i) one or more Polymorphisms or Haplotype Markers in a Marker Association or (ii) one or more Surrogate Markers of such Polymorphisms or Haplotype Markers in a Marker Association.

1.52                           “Polymorphic Site” or “PS” means a specific position within a chromosome at which at least two alternative sequences are found in a population.

1.53                           “Polymorphism” means any alternative nucleotide or contiguous sequence of nucleotides found at a Polymorphic Site in a chromosome within a population including, but not limited to: (a) SNPs; (b) insertions and deletions of one or more nucleotides; (c) repeats of one or more nucleotides and (d) restriction fragment length polymorphisms (RFLPs).

1.54                           “Post Initial Term” means every successive year after the end of the Initial Term for which Millennium has paid the Post Initial Term Upgrade Fee pursuant to Section 4.3.

1.55                           “Product” means Diagnostic Products, Approved Diagnostic Products, Pharmacogenomic Products, Approved Pharmacogenomic Products and Therapeutic Products.

1.56                           “Published Gene” means any gene whose genomic or cDNA sequence is published, e.g., in the scientific literature, in a publicly available sequence database, or in a published patent application.

1.57                           “SNP” means a single nucleotide polymorphism.

1.58                           “Surrogate Marker” means any biomolecule (including but not limited to Polymorphisms, proteins, sugars, and lipids) or chemical compound (including but not limited to drugs and metabolites thereof), in which the absence, presence, or quantity of such biomolecule or chemical compound in an individual is measurable and correlated to a statistically robust degree with the presence of one or more Polymorphisms or Haplotype Markers referenced in a Marker Association.

1.59                           “Therapeutic Product” means any therapeutic or prophylactic molecule (including vaccines, small molecules and biologics) that is at any stage of discovery, development, research, manufacture or commercialization.

1.60                           “Third Party” means any person or entity other than a Party or its Affiliates.

1.61                           “Valid Claim” means either (i) a claim of a pending patent application which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of said application or (ii) a claim of an issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal.  Notwithstanding the foregoing, if a claim of a pending patent application has not issued as a claim of an issued patent within the Patent Rights within five (5) years after the filing date from which such claim takes priority, such pending claim shall cease to be a Valid Claim for purposes of this Agreement unless and until such claim becomes an issued claim of an issued patent within the Patent Rights.

1.60                           “Additional Definitions” Each of the following definitions is set forth in the section of this Agreement indicated below:

Data	Section 2.1(c)
IR Material	Section 2.1(h)(v)
Millennium Gene Allocation	Section 2.1(g)
Negotiation Period	Section 2.2
Notice Period	Section 2.2
Publishing Party	Section 5.7

ARTICLE II
LICENSE RIGHTS, SERVICES, AND DELIVERABLES

2.1.                              Grant of Rights to Millennium and its Affiliates

(a)                                 Non-exclusive Research and Development Use of Genaissance HAP™ Technology.

(i)             Use of the HAP Database Schema and the DecoGen Informatics System by Millennium and its Affiliates.  Subject to Section 2.1(c) below, Genaissance grants to Millennium and its Affiliates, under Genaissance Patent Rights and Genaissance Know-How, a worldwide, perpetual non-exclusive license to use, without the right to permit Third Parties (other than Authorized Personnel) to use the HAP Database

Schema and the DecoGen Informatics System, solely for internal research and development purposes.  As used in this subsection 2.1(a)(i) of the Agreement, “internal research and development” includes research and development performed by (a) Millennium, its Affiliates or Authorized Personnel at Millennium’s facilities that[**]is sponsored by, or for the benefit of, Millennium, its Affiliates or Millennium’s Product Corporate Partners or (b) a Millennium Technology Corporate Partner or Authorized Personnel on the premises of the Millennium Technology Corporate Partner for the benefit of, Millennium, its Affiliates or Millennium’s Product Corporate Partners provided that the Millennium Technology Corporate Partner has obtained a license from Genaissance pursuant to Section 2.1(a)(iii) and further provided that the Millennium Technology Corporate Partner does not make use of the HAP Database Schema and the DecoGen Informatics System for any other purpose.

(ii)          Use of the HAP Database by Millennium and its Affiliates.  Subject to Section 2.1(c) below, Genaissance grants Millennium and its Affiliates, under Genaissance Patent Rights and Genaissance Know-how, a worldwide non-exclusive license to use, without the right to permit Third Parties (other than Authorized Personnel) to use the HAP Database, solely for internal research and development purposes for the Initial Term (or as extended under the perpetual access rights granted pursuant to Section 2.1(f)).  As used in this subsection 2.1(a)(ii) of the Agreement, “internal research and development” includes research performed by Millennium, its Affiliates or Authorized Personnel at Millennium’s facilities that is sponsored by, or for the benefit of, Millennium, its Affiliates or Millennium’s Product Corporate Partners.

(iii)       Use of the Genaissance HAP Technology by Millennium Technology Corporate Partners.  Upon Millennium’s request, Genaissance will negotiate in good faith with any Millennium Technology Corporate Partner to grant such partner a license on commercially reasonable terms to use all or part of the Genaissance HAP Technology.  In the event such Millennium Technology Corporate Partner obtains such license, Millennium and/or its Affiliates shall have the right to transfer such licensed Genaissance HAP™ Technology as integrated into the Millennium technology platform, to such Millennium Technology Corporate Partner’s site.

(iv)      Use of the Genaissance HAP Technology by Millennium Technology Consultants.  Millennium may transfer part or all of the Genaissance HAP Technology to the facility of a Millennium Technology Consultant solely for the purposes of integrating the HAP Technology into Millennium’s technology platform and modifying or improving Millennium’s technology platform which has any portion of the HAP Technology integrated therein, provided that such Millennium Technology Consultant has agreed to (1) only use the HAP Technology for the purposes set forth in this subsection 2.1(a)(iv), (2) maintain all portions of the HAP Technology as Millennium’s Confidential Information under terms no less stringent than the confidentiality obligations imposed under the Agreement and (3) return to Millennium all such HAP Technology promptly upon completion of the authorized purpose.  Except for the foregoing, nothing herein shall be construed as granting any

Millennium Technology Consultant any license to use the Genaissance HAP Technology, HAP Markers, or any corresponding HAP Marker Biologics.

(v)         Modifications; Additional Content.  Use of the Genaissance HAP Technology includes (i) the right to make modifications and enhancements thereto solely for purposes of interoperability with Millennium’s and its Affiliates’ technology platform and (ii) the right to add additional content to the HAP Database installed at Millennium to generate the HAP Database Plus.

(vi)      Installation.  Genaissance will provide on-site installation of the Genaissance HAP™ Technology on one dedicated server at a central site selected by Millennium.  Millennium may then install the Genaissance HAP Technology on additional servers for testing, disaster recovery, operability and/or performance purposes.  During the Initial Term, and Post Initial Term, if applicable, Genaissance shall install in the HAP Database Plus at the central site selected by Millennium an updated version of the Genaissance HAP Database each quarter.  During the Initial Term, and Post Initial Term, if applicable, Genaissance shall deliver to Millennium new versions of the DecoGen Informatics System and HAP Database Schema as they are released for use by other HAP Technology customers.

(vii)                                                   Training.  Genaissance will provide an [**] on-site training session on the use of the HAP™ Technology, and a [**] additional on-site training session [**] during the Initial Term.  Such training will [**].

(viii)                                                Project Manager.  Genaissance will provide Millennium with a project manager to support the business relationship, including without limitation deployment, installation, training and roll-out of the HAP Technology.  This individual will facilitate regular communication between Millennium and Genaissance.

(ix)                                                        Initial Term and Post-Initial Term Support.  During the Initial Term, and any Post-Initial Term for which Millennium has purchased the right to obtain support pursuant to Section 2.1(e), Genaissance will provide software and database support for the maintenance and upgrades of the HAP Technology (including the prior two commercial versions of any such upgrades).  At a minimum, Genaissance will provide the response times and escalation processes for minor, serious and mission critical problems described in Exhibit B attached hereto and incorporated herein by reference.  Genaissance shall not be responsible for providing any maintenance or support of any of the HAP Technology that has been modified by Millennium, its Affiliates, Authorized Personnel, or Millennium Technology Consultants using any software or method that is not developed by or authorized in writing by Genaissance, unless such maintenance or support need is also present in the unmodified HAP Technology.

(x)                                                           Acceptance.  Genaissance shall install the Genaissance HAP Technology at Millennium’s site within [**] days of the Effective Date.  Millennium will have [**]

days from the completion of installation to perform acceptance testing to determine whether the Genaissance HAP Technology meets the specifications set forth and incorporated herein by reference in Exhibit C.  In the event the Genaissance HAP Technology fails to meet the specifications, Millennium will notify Genaissance that such Genaissance HAP Technology does not meet the specifications and provide reasonable detail describing such failure.  Genaissance will have [**] days to remedy such failure.

(b)                                  Non-exclusive Use of Genaissance HAP Markers.

(i)             Non-exclusive Research Use of Genaissance HAP Markers.  Subject to the specific exceptions set forth in Section 2.1(c) below, Genaissance grants Millennium and its Affiliates a worldwide non-exclusive license, without the right to grant sublicenses, under Genaissance Patent Rights and Genaissance Know-How to detect and use the Genaissance HAP Markers, and to make and use any corresponding HAP Marker Biologics, solely for internal research and development purposes, during the Initial Term (or as extended under the perpetual access rights granted pursuant to Section 2.1(f)).  As used in this subsection 2.1(b)(i) of the Agreement, “internal research and development” includes research performed by Millennium, its Affiliates or Authorized Personnel at Millennium’s facilities that is sponsored by, or for the benefit of, Millennium, its Affiliates or Millennium’s Product Corporate Partners, subject to Section 2.1(c) below.

(ii)          Non-exclusive Commercial Use of Genaissance HAP Markers in Millennium Haplotype Associations and Collaboration Marker Associations.  Genaissance grants Millennium a worldwide non-exclusive license, with the right to grant sublicenses, under Genaissance Patent Rights and Genaissance Know-How to use and detect the Genaissance HAP Markers in Millennium Marker Associations and Collaboration Marker Associations, and any corresponding Genaissance HAP Marker Biologics, solely for the commercial development, manufacture, sale, distribution and use of Millennium Products during the Initial Term (or as extended under the perpetual access rights granted pursuant to Section 2.1(f)).  Except as otherwise set forth in this Agreement, [**].  For the avoidance of doubt, no license shall be required from Genaissance for commercial use by Millennium, its Affiliates or Millennium Product Corporate Partners of any Genaissance HAP Marker in a Millennium Marker Association, or its corresponding HAP Marker Biologic, that at the time of such use is [**] generally known in the genomics industry, unless such commercial use is covered by an issued patent Controlled by Genaissance.

(c)          Limited Rights of Millennium Product Corporate Partners.

(i)  For purposes of this Section 2.1(c) and Sections 5.4 and 5.6, “Data” shall mean Genaissance HAP Markers, Genaissance SNPs, biological data, results and information and/or annotation related thereto including information relating to their sequence, frequency and distribution obtained directly from the HAP Database that fall within the definition of Confidential Information set forth in Section 1.7.  Millennium, its Affiliates, Authorized Personnel, Millennium Corporate Partners and Millennium Technology Consultants shall be free to disclose and use any Haplotype Markers, SNPs, biological data, results and information and/or annotation that is identical to any Data if Millennium has identified such Haplotype Markers, SNPs, biological data, results and information and/or annotation independently of any knowledge of such Data, subject to any issued patents Controlled by Genaissance.

(ii)          Notwithstanding the foregoing subsections in this Section 2, Millennium and its Affiliates may grant to any of their Millennium Product Corporate Partners a sublicense, with the right to further sublicense, to use, any Data accessed, identified or obtained, in whole or in part, through the authorized use of the Genaissance HAP Technology, including without limitation, Genaissance HAP Markers, that are directly relevant to the agreement between Millennium and such Millennium Product Corporate Partner for research purposes and commercial development, manufacture, sale, distribution and use of the Millennium Products developed thereunder, provided that no Millennium Product Corporate Partner will have direct access to the Genaissance HAP Technology except through Millennium computer systems (i.e., the Genaissance suite of software and tools may not be loaded on a computer owned by a Millennium Product Corporate Partner but may be accessed via Millennium’s computer systems only).

(iii)       Millennium and its Affiliates may only disclose the Data described in subsection 2.2(c)(i) if the receiving party agrees to maintain such Data as confidential information under terms no less stringent than the confidentiality obligations imposed under the Agreement.  Except for the foregoing, nothing herein shall be construed as granting any Millennium Product Corporate Partner any license to use the Genaissance HAP Technology, HAP Markers, or any corresponding HAP Marker Biologics.

(d)          Options for Exclusive Commercial Licenses.

(i)             Collaboration Marker Associations.  Genaissance grants Millennium and/or its Affiliates an option to obtain, in addition to the existing nonexclusive license rights granted in Section 2.1(b), a worldwide exclusive license, with the right to grant sublicenses, under Genaissance Patent Rights, Genaissance’s interest in any Patent Rights to Collaboration Marker Associations, and Genaissance Know-How; to use a specific Collaboration Marker Association and the Genaissance HAP Markers in such specific Collaboration Marker Association, and any HAP Marker Biologics corresponding to such HAP Markers, to develop, make, have made, use, sell, have sold, offer to sell, import and have imported, for a specific disease indication, any Pharmacogenomic Product for a Millennium Therapeutic Product within a Drug Class for the life of such Patent Rights and as to Genaissance Know-How, perpetually.

(ii)          HAP Markers in Millennium Marker Associations.  Genaissance grants Millennium and/or its Affiliates an option to obtain, in addition to the existing nonexclusive license rights granted in Section 2.1(b), a worldwide exclusive license, with the right to grant sublicenses, under Genaissance Patent Rights and Genaissance Know-How; to use the Genaissance HAP Markers in a specific Millennium Marker Association, and any HAP Marker Biologics corresponding to such HAP Markers, to develop, make, have made, use, sell, have sold, offer to sell, import and have imported, for a specific disease indication, any Pharmacogenomic Product for a Millennium Therapeutic Product within a Drug Class for the life of such Genaissance Patent Rights and as to Genaissance Know-How, perpetually.

(iii)       Millennium may exercise the options set forth in subsections (i) and (ii) above for a specific disease indication and a specific Collaboration Marker Association or Millennium Marker Association by giving written notice to Genaissance and paying the license issue fee set forth in Section 4.4.  Upon Millennium exercising its option for the second disease indication, Millennium’s exclusive license will automatically extend to all disease indications.  Other terms of any license granted pursuant to this Section will be commercially reasonable and negotiated in good faith.

(iv)      The options set forth in subsection (i) and (ii) above will not be applicable if, as evidenced by prior written documentation, the desired combination of Drug Class, disease indication and Genaissance HAP Marker(s) (or HAP Marker Biologic(s) corresponding thereto) has been previously exclusively optioned or licensed by Genaissance to a Third Party pursuant to an independent research program carried out by or for the Third Party or is the subject of a bona fide Genaissance internal research program that resulted in the filing of patent application(s) related thereto.  Either option must be exercised by Millennium prior to (a) the termination or expiration of the Initial Term or (b) if Millennium has obtained a perpetual research license to Genaissance HAP Markers pursuant to Section 2.1(f), then within [**] years of the initial filing of a patent application covering the specific Marker Association for which the exclusive license to its component HAP Markers is desired.

(e)          Option for Post Initial Term Upgrades.

Subject to Millennium exercising its option for perpetual maintenance of rights pursuant to Section 2.1(f), Genaissance grants Millennium an option to extend its right to receive upgrades beyond the Initial Term for successive one year periods up to [**] additional one-year periods under all the same terms stated herein, except that Millennium must provide written notice of its desire to extend to Genaissance at least [**] days prior to the termination or expiration of the Initial Term and at least [**] days prior to the end of each year thereafter and pay the annual upgrade fee set forth in Section 4.2.  For the avoidance of doubt, Millennium must have paid the annual upgrade fee in the previous year to be able to purchase an upgrade in any subsequent year.  Upgrades for each year of such Post Initial Term shall include:

i.                  Genaissance HAP Markers and related data from the HAP Database for [**] additional Published Genes [**], including all public database SNPs that are in the HAP Database for such Genes;

ii.               SNPs, Haplotype Marker and related data discovered in the Index Repository for [**] Millennium Proprietary Genes using the standard processes described in Exhibit A and Genaissance’s proprietary HAP Builder technology (or any successor technology);

iii.            updates to data for Published Genes already present in the HAP Database Plus as of the end of the Initial Term and to data for Published Genes that are added during each year of the Post Initial Term, including any additional public database SNPs that are added to the HAP Database;

iv.           upgrades to the DecoGen Informatics System and the HAP Database Schema; and

v.              support and training as provided during the Initial Term.

(f)            Maintenance of Rights Post Initial Term.

Genaissance grants Millennium and its Affiliates the rights granted under Sections 2.1(a), (b), (c) and (d) as further described in Section 4.2 to be maintained in perpetuity after the termination of the Agreement, provided that Millennium pays the perpetual license conversion fee set forth in Section 4.2, and further provided that any provisions within such Section 2.1(a), (b), (c) and (d) that involve Millennium Technology Corporate Partners are only applicable in perpetuity to those Millennium Technology Corporate Partners who have obtained an appropriate perpetual license from Genaissance.  During this period, no new upgrades to the HAP Database will be provided to Millennium unless Millennium elects the option set forth in Section 2.1(e) above.  Any rights granted under this subsection 2.1(f) do not include support or maintenance of the HAP Database Schema and the DecoGen Informatics System, except as otherwise provided pursuant to Section 2.1(e) above.

(g)                                 Millennium’s Selection of Genes for Inclusion in the HAP Database

During each year of the Initial Term, Genaissance will add Genaissance HAP™ Markers for at least [**] additional Published Genes to the HAP Database, [**] of which may be selected by Millennium and for which Millennium may provide [**] (the “Millennium Gene Allocation”).  Millennium may select up to [**] of the Genes in the Millennium Gene Allocation in any calendar quarter by providing Genaissance with written notice of such selected Genes prior to the first day of such calendar quarter.  Genaissance will include Genaissance HAP Markers for such selected Genes in the quarterly release of the HAP Database for that calendar quarter.  If Genaissance fails to add Genaissance HAP Markers for all of the selected Genes in a particular calendar quarter, then Genaissance shall have until the end of the subsequent calendar quarter to cure such deficiency without penalty.  If Genaissance fails to cure such deficiency by the end of such subsequent calendar quarter, then Millennium shall be entitled to withhold payment of [**] U.S. dollars[**]($[**]) per non-included Gene from the next quarterly installment of the HAP Database license fee, but shall pay any withheld amounts relating to a previously non-included Gene within [**] business days following Millennium’s receipt of an updated HAP Database containing HAP Markers for such previously non-included Gene.

(h)                                 Additional Services/Reserved Capacity.

During the Initial Term, Genaissance shall make available to Millennium and its Affiliates, the following additional services:

(i)                                                            Custom SNP and Haplotype Marker Discovery in the Index Repository.  Reserved capacity in the HAP™ Factory for generating SNP and Haplotype Marker data in the Index Repository for up to [**] Millennium Proprietary Genes, [**] Millennium Proprietary Fragments or a combination of Millennium Proprietary Genes and Millennium Proprietary Fragments (assuming one Millennium Proprietary Gene is equivalent to [**] fragments) per year, subject to an additional cost for such services on a per Gene or per fragment basis as described in Section 4.5(a) below.  Millennium shall provide Genaissance with sufficient sequence information for Genaissance to amplify and sequence the desired regions of each Millennium Proprietary Gene or each Millennium Proprietary Fragment.

(ii)                                                         Molecular Haplotyping Services.  Reserved capacity in the HAP™ Factory for performing molecular haplotyping on up to [**] Genes (or equivalent fragments or a combination thereof) per year from individual subjects identified from the Index Repository or provided by Millennium and/or its Affiliates, subject to an additional cost for such services on a per Gene per individual basis that will be determined by mutual agreement.

(iii)                                                      Clinical Sample HAP™ Typing Services.  Reserved capacity in the HAP™ Typing Facility for HAP™ Typing of clinical samples, subject to an additional cost for such services on a per sample per Polymorphic Site basis.

(iv)                                                     Collaboration Activities.  In the event the Parties elect to pursue any Collaboration Activities, prior to commencing each Collaboration Activity, Genaissance and Millennium shall enter into a separate written amendment which shall be subject to the terms of any agreement or other arrangement with a Third Party existing prior to such separate amendment and will address, at a minimum (a) the scope of work, (b) responsibilities of the respective Parties, (c) payment, (d) schedule, (e) deliverables, and (f) any ownership, licensing, publication and intellectual property issues.

(v)                                                        Materials/Reagents from the Index Repository.  Subject to payment of the fee set forth in Section 4.5(e), Genaissance will deliver to Millennium a [**] sample of total genomic and or cDNA isolated from any individual in the Index Repository that is requested by Millennium (hereinafter “IR Materials”) solely for use by Millennium, its Affiliates, and Authorized Personnel at Millennium’s or its Affiliate facilities.  The genomic DNA will have passed quality control tests for [**], and the cDNA will have passed quality control tests for [**].  Millennium, its Affiliates, and Authorized Personnel may only use the IR Materials to isolate genomic DNA and/or cDNA clones corresponding to the alleles computed for any gene that is in the HAP Database (or HAP Database Plus) from such specified individual(s) in order to perform functional studies on the isolated variants (“authorized use”).  Millennium, its Affiliates, and Authorized Personnel shall not make any replicates, progeny, or variants of the IR Materials, except as necessary to facilitate the authorized use, and shall not use the IR Materials for any other noncommercial or commercial purpose, provided however, that Millennium, its Affiliates, and Authorized Personnel will be free to use any resulting data.  Millennium, its Affiliates, and Authorized Personnel shall not transfer the IR Materials to any Third Party.  Millennium, its Affiliates, and Authorized Personnel shall destroy or return all unused IR Materials to Genaissance, at the sole option of Genaissance, within [**] days following termination of this Agreement.

2.2                                 Grant of Rights to Genaissance and its Affiliates.

(a)                                 Right of First Negotiation for Clinical Trial Genotyping Services.

(i)             During the Initial Term, and subject to the terms of any agreement or other arrangement between Millennium or its Affiliates and a Third Party existing on or before the Effective Date, if Millennium (or an Affiliate) decides to outsource to a non-Affiliate the genotyping work for any clinical trial or research and development registry study for which Millennium (or an Affiliate) has the sole right to decide the outsource vendor, and the genotyping work is material ([**]), then Millennium shall provide Genaissance with written notice of such decision.  If Genaissance notifies Millennium in writing within [**] days of notice of Millennium’s decision (“Notice Period”) that it wishes to exercise its right of first negotiation, then Genaissance and Millennium shall negotiate in good faith for a period of up to [**] days commencing with the date of Genaissance’s notice (the “Negotiation Period”), a commercially reasonable term sheet for the performance by Genaissance or its Affiliates of genotyping services for all Polymorphisms and Haplotype Markers included in the clinical trial plan for such clinical trial or research plan for such research and development registry study. The term sheet shall include, in addition to other commercially reasonable terms, compensation [**].  If Genaissance fails to exercise its right of first negotiation within the Notice Period, Genaissance informs Millennium that it is not interested in exercising its right of first negotiation under this Section

2.2(a)(i) or the Parties do not agree on commercially reasonable terms within the Negotiation Period, then Millennium shall be free to negotiate with Third Parties for such genotyping services.

(ii)          For [**] years after the Initial Term, and subject to the terms of any agreement or other arrangement between Millennium or its Affiliates and a Third Party existing on or before the Effective Date, if Millennium (or an Affiliate) decides to outsource to a non-Affiliate the genotyping work in any clinical trial or research and development registry study (A) whose clinical trial plan or research plan, as applicable, includes the detection of at least one Genaissance HAP Marker and (B) for which Millennium (or an Affiliate) has the sole right to decide the outsource vendor, then Millennium shall provide Genaissance with written notice of such decision.  If Genaissance notifies Millennium in writing within [**] days of notice of Millennium’s decision (“Notice Period”) that it wishes to exercise its right of first negotiation, then Genaissance and Millennium shall negotiate in good faith for a period of up to [**] days commencing with the date of Genaissance’s notice (the “Negotiation Period”), a commercially reasonable term sheet for the performance by Genaissance or its Affiliates of genotyping services for all Polymorphisms and Haplotype Markers included in the clinical trial plan for such clinical trial or the research plan for such research and development registry study. The term sheet shall include, in addition to other commercially reasonable terms, compensation [**].  If Genaissance fails to exercise its right of first negotiation within the Notice Period, Genaissance informs Millennium that it is not interested in exercising its right of first negotiation under this Section 2.2(a)(i), or the Parties do not agree on commercially reasonable terms within the Negotiation Period, then Millennium shall be free to negotiate with Third Parties for such genotyping services.  As used in this subsection 2.2(a)(ii), the term “Genaissance HAP Marker” shall not include any Polymorphism or Haplotype Marker that at the time of Millennium’s initial notice to Genaissance is [**] generally known in the genomics industry, unless the detection of such Polymorphism or Haplotype Marker is covered by a Valid Claim within Patent Rights Controlled by Genaissance.

(iii)       If, due to the terms of an existing agreement or other arrangement between Millennium or its Affiliates and a Third Party existing on or before the Effective Date, Millennium does not solely control such genotyping decisions, then Millennium shall use commercially reasonable efforts to introduce Genaissance to such Third Party.

(b)                                 Right of First Negotiation for License to Provide Home-Brew Test.

As used in this subsection 2.2(b), the term “Genaissance HAP Marker” shall not include any Polymorphism or Haplotype Marker that at the time of the applicable clinical trial is (1) known to Millennium, its Affiliates, or Millennium Product Corporate Partners independently of use of the HAP Database or (2) generally known in the genomics industry, unless the detection of such Polymorphism or Haplotype Marker is covered by a Valid Claim within Patent Rights Controlled by Genaissance.

(i)             During the Initial Term of Millennium’s license to Genaissance HAP Markers pursuant to Section 2.1(b) and for [**] years thereafter, and subject to the terms of any agreement or other arrangement between Millennium or its Affiliates and a Third Party existing on or before the Effective Date, in the event Millennium (or an Affiliate) decides to commercialize a Home-Brew Test that is intended to detect at least one Genaissance HAP Marker, then Millennium shall provide Genaissance with written notice of such decision.  If Genaissance notifies Millennium in writing within [**] days of notice of Millennium’s decision (“Notice Period”) that it wishes to exercise its right of first negotiation, then Genaissance and Millennium shall negotiate in good faith for a period of up to [**] days commencing with the date of Genaissance’s notice (the “Negotiation Period”) a commercially reasonable term sheet for (i) an exclusive license to Genaissance and its Affiliates under Millennium Patent Rights and Know-How to perform such Home-Brew Test in the Northeastern region of the United States (Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island and Vermont) and (ii) a nonexclusive license to Genaissance and its Affiliates under Millennium Patent Rights and Know-How to perform such Home-Brew Test in the rest of the United States.  Such term sheet shall include, in addition to other commercially reasonable terms: (A) the right for [**]for such Home-Brew Test and (B) commercially reasonable financial terms [**]for each Home-Brew Test[**]commercially reasonable[**]such commercially reasonable terms[**] of the Home-Brew Test.  If Genaissance fails to exercise its right of first negotiation within the Notice Period or Genaissance informs Millennium that it is not interested in exercising its right of first negotiation under this Section 2.2(b), then Millennium shall be free to negotiate with Third Parties for performing such Home-Brew Test.  If the Parties do not agree on a commercially reasonable term sheet within the Negotiation Period, then Millennium shall be free to negotiate with Third Parties.  In the event Millennium subsequently negotiates and is prepared to accept a term sheet with a Third Party and such Third Party term sheet provides financial terms less advantageous to Millennium than the last offer proposed by Genaissance during the Negotiation Period, then prior to entering into a definitive agreement with such Third Party, Millennium shall, on a nonexclusive basis, negotiate in good faith with Genaissance for one additional [**] day period, but shall have no obligation to conclude a new term sheet nor enter into a definitive agreement with Genaissance or such Third Party.   If a substantial portion of the [**] then the additional negotiation period shall not apply.

(ii)          This Section 2.2(b) does not grant Genaissance a right of first negotiation if:  (a) Millennium (and/or its Affiliates) in their sole discretion, elect not to commercialize (i.e. offer for sale) a Home-Brew Test for the applicable Collaboration Marker Association or Millennium Marker Association, (b) Millennium or its Affiliates, in their sole discretion, elect in good faith to pursue, with a Third Party, an Approved Diagnostic Product and/or Approved Pharmacogenomic Product that reasonably necessitates a period of time of a Home Brew and such Third Party has internal Home Brew resources or (c) the Home-Brew Test is designed to detect a Surrogate

Marker of such Genaissance HAP Marker if the Surrogate Marker was discovered by Millennium and/or its Affiliates independent of use of the Genaissance HAP Marker and such Surrogate Marker was used as the starting point for the Millennium Marker Association.

(iii)       If due to the terms of an existing agreement or other arrangement between Millennium or its Affiliates and a Third Party existing on or before the Effective Date, Millennium does not solely control the ability to license the applicable Home-Brew Test, then Millennium shall use commercially reasonable efforts to introduce Genaissance to such Third Party.

(c)                                  Right of First Negotiation for Development and Commercialization of Approved Diagnostic and Pharmacogenomic Products.

As used in this subsection 2.2(c), the term “Genaissance HAP Marker” shall not include any Polymorphism or Haplotype Marker that at the time of the applicable clinical trial is [**] generally known in the genomics industry, unless the detection of such Polymorphism or Haplotype Marker is covered by a Valid Claim within Patent Rights Controlled by Genaissance.

(i)             For a period of [**] years from the Effective Date, and subject to the terms of any agreement or other arrangement between Millennium or its Affiliates and a Third Party existing on or before the Effective Date, in the event Millennium decides to commercialize an Approved Diagnostic Product or Approved Pharmacogenomic Product that (i) arises out of a Collaboration Marker Association and (ii) for which Genaissance performed clinical genotyping services or obtained a Home-Brew Test license pursuant to Sections 2.2(a) and 2.2(b), respectively, then Millennium shall provide Genaissance with written notice of such decision.  If Genaissance notifies Millennium in writing within [**] days of notice of Millennium’s decision (“Notice Period”) that it wishes to exercise its right of first negotiation, then Genaissance and Millennium shall negotiate in good faith for a period of up to [**] days commencing with the date of Genaissance’s notice (“Negotiation Period”), a commercially reasonable term sheet for partnering with Millennium to develop and commercialize such Approved Diagnostic Product or Approved Pharmacogenomic Product.  All of the terms for the development and commercialization of such product shall be commercially reasonable and negotiated in good faith.  If Genaissance fails to exercise its right of first negotiation within the Notice Period or Genaissance informs Millennium that it is not interested in exercising its right of first negotiation under this Section 2.2(c), then Millennium shall be free to negotiate with Third Parties for such Approved Diagnostic Product or Approved Pharmacogenomic Product.  If the Parties do not agree on a commercially reasonable term sheet within the Negotiation Period, then Millennium shall be free to negotiate with Third Parties for such Approved Diagnostic Product or Approved Pharmacogenomic Product.  In the event Millennium subsequently negotiates and is prepared to accept a term sheet with a Third Party and such Third Party term sheet provides financial terms less advantageous to Millennium than the last offer proposed by Genaissance during the Negotiation Period, then prior to entering into a definitive agreement with such Third Party, Millennium shall, on a nonexclusive basis, negotiate in good faith with Genaissance for one additional [**] day period, but shall have no obligation to conclude a new term sheet nor enter into a definitive agreement with Genaissance or such Third Party.  If a substantial portion of [**] then the additional negotiation period shall not apply.

(ii)          If due to the terms of an existing agreement or other arrangement between Millennium or its Affiliates and a Third Party existing on or before the Effective Date, Millennium does not solely control the ability to partner the applicable Approved Diagnostic Product or Approved Pharmacogenomic Product, then Millennium shall use commercially reasonable efforts to introduce Genaissance to such Third Party.

(d)                                 Applicability to Sublicenses.

To the extent a sublicense [**] under Section 2.1(c) [**] in the specific sublicense [**] of this Section 2.2 [**].

(e)                                  Right of First Negotiation Clarifications.

For the purposes of clarity, the term “right of first negotiation” as used in this Agreement means that the Parties shall negotiate in good faith the commercially reasonable terms for a term sheet within the applicable Negotiation Period, but does not mean that Millennium is required to enter into a definitive agreement.  Failure to agree upon commercially reasonable terms for a term sheet shall include[**].  It is agreed that prior to or during any applicable Negotiation Period, Millennium may not, directly or indirectly, obtain or solicit bids or clarifying information in connection therewith from Third Parties.  The rights of first negotiation set forth in Section 2.2 (a), (b), (c) and (d) shall be void in the event Millennium terminates this Agreement pursuant to Section 6.2 because of material breach by Genaissance.

2.3                                 Non-Asserts

(a)                                 Non-Assert for Certain New Millennium Patent Rights.

For a period of[**] from the Effective Date, [**], Millennium will [**] Millennium patent rights [**] this Section 2.3(a) [**] [**] set forth in this Subsection 2.3 (a) [**].  [**] under this Section 2.3(a).

(b)                                  Non-assert to Certain Millennium Gene Patent Rights.

For a period of [**] from the Effective Date, [**] Millennium will, [**] under this Section 2.3(b) [**] in this Section 2.3(b) [**].

ARTICLE III
INTELLECTUAL PROPERTY OWNERSHIP RIGHTS

3.1         Ownership of Intellectual Property

(a)          Millennium SNPs:  Millennium will own the Millennium SNPs.  Genaissance will not place in the HAP Database or disclose to a Third Party any Millennium SNPs generated pursuant to Section 2.1(h)(i) for any Millennium Proprietary Gene or Millennium Proprietary Fragment, unless and until a public disclosure of such SNPs occurs (i) with authorization by Millennium or (ii) without authorization by Millennium and through no fault of Genaissance and Millennium fails to achieve retraction of such SNPs from generally known and used publicly accessible databases within [**] months of such unauthorized disclosure.  In such event, upon expiration of such [**] month period, Genaissance, at its sole discretion, may place such Millennium SNPs in the HAP™ Database with a notation that a party other than Genaissance has ownership rights in these SNPs, provided, however, that Millennium and/or its Affiliates shall not be referenced in such notation.

(b)          Genaissance HAP Markers:  Genaissance will own the Genaissance HAP Markers and will own and file, in its discretion and at its expense, patent applications having method claims covering the detection of Genaissance HAP Markers as well as composition of matter claims covering HAP Marker Biologics.

(c)          Millennium Haplotype Markers:  Millennium will own the Millennium Haplotype Markers.  Genaissance will not place in the HAP Database or disclose to a Third Party those Millennium Haplotype Markers that are generated pursuant to Section 2.1(h)(i) for any Millennium Proprietary Gene or Millennium Proprietary Fragment, unless and until a public disclosure of such Millennium Haplotype Markers occurs (i) with authorization by Millennium or (ii) without authorization by Millennium and through no fault of Genaissance and Millennium fails to achieve retraction of such Millennium Haplotype Markers from generally known and used publicly accessible databases within [**] months of such unauthorized disclosure through no fault of Genaissance.  In such event, upon expiration of such [**] month period, Genaissance, at its sole discretion, may place such Millennium Haplotype Markers in the HAP Database with a notation that a party other than Genaissance has ownership rights in these Haplotype Markers.  For the avoidance of doubt, (i) although Genaissance will own Genaissance HAP Markers, any Millennium Marker Association that references a Genaissance HAP Marker will be owned by Millennium and (ii) Genaissance will own any Haplotype Marker identified by Millennium that is only different from a Genaissance HAP Marker that is in the HAP Database at the time of such identification as a result of [**].  If, however, the [**], then [**] such Haplotype Marker will be owned by Millennium.

(d)          Genaissance HAP Marker Associations:  Genaissance will own the Genaissance HAP Marker Associations and shall be responsible for filing any patents thereon.

(e)          Millennium Marker Associations:  Millennium will own the Millennium Marker Associations and Millennium will, at Millennium’s option, be responsible for filing any patents thereon.  Prior to filing any patent application claiming a Millennium Marker Association involving Genaissance HAP Markers, Millennium shall notify Genaissance and provide Genaissance with reasonable opportunity to file patents claiming such HAP Markers that are not yet the subject of a Genaissance patent filing.  For the avoidance of doubt, the ownership of a Millennium Marker Association does not include the ownership of its constituent Genaissance HAP Markers.

(f)            Collaboration Marker Associations:  Genaissance and Millennium will jointly own the Collaboration Marker Associations, will be jointly responsible for filing any patents thereon, and may each exploit and license such Collaboration Marker Associations worldwide without obtaining the permission of or accounting to, the other Party.  In the event that either Party chooses to not pay the patent fees associated with any Collaboration Marker Association in any jurisdiction, then the other Party shall have the right to pay the entire cost of the patent filings and the non-paying Party will assign its interest in the Collaboration Marker Association and any patents thereon to the other Party.  For the avoidance of doubt, Millennium’s ownership interest in a Collaboration Marker Association does not include the ownership of its constituent Genaissance HAP Markers.

ARTICLE IV
PAYMENT

4.1                                 Fees for Licenses and Deliverables Per Section 2.1

In consideration of the rights, licenses and deliverables granted pursuant to Section 2.1, Millennium agrees to pay Genaissance, license fees in the amount of [**] dollars ($[**]) during the Initial Term.  These license fees are calculated on the following basis:

(a)          Total of [**] U.S. dollars ($[**]) for a perpetual multi-site license to the DecoGen Informatics System and the HAP Database Schema, which shall be due and payable as follows:

(1)          [**] U.S. dollars ($[**]) to be paid upon [**];

(2)          [**] U.S. dollars ($[**]) to be paid upon [**]; and

(3)          [**] U.S. dollars ($[**]) to be paid on [**].

(b)                                 Total of [**] U.S. dollars ($[**]) for Initial Term license to the HAP Database, which shall be due and payable as follows:

(1)          [**] U.S. dollars ($[**]) to be paid on [**]; and

(2)          [**] U.S. dollars ($[**]) to be paid in installments of [**] U.S. dollars ($[**]) [**].

4.2                                 Optional Fee for Maintenance of Rights Post Initial Term.

At any time during the Initial Term or within [**] days thereafter, Millennium may give Genaissance written notice of its intent to exercise rights to convert the licenses for the HAP Database and Genaissance HAP Markers granted in Section 2.1 to a perpetual license, with no right to receive any upgrades to the HAP Database beyond the Initial Term, unless the Post Initial Upgrade Fee has been paid pursuant to Section 4.3.  Such license will automatically be granted upon payment to Genaissance of [**] U.S. dollars ($[**]).

4.3                                 Optional Fee for Post Initial Term Upgrades to the HAP Database.

Millennium shall receive upgrades to the HAP Database as described in Section 2.1(e) for each year following the end of the Initial Term, up to a total of [**] years, upon payment to Genaissance by the end of the Initial Term and each year of the Post Initial Term, a Post Initial Term Upgrade Fee of [**] U.S. Dollars ($[**]) per year.

4.4                                 Fees for Commercial License per Section 2.1(d)

Upon Millennium exercising its option to a worldwide exclusive commercial license as described in Section 2.1(d) above, Millennium will pay to Genaissance a fee of [**] U.S. dollars ($[**]) for each license granted for the first specific disease indication for a specific Marker Association.  Millennium may add all other disease indications to any such license for a specific Marker Association by paying Genaissance an additional fee of [**] U.S. dollars ($[**]).

4.5                                 Additional Services

(a)                                  Custom SNP and Haplotype Marker Discovery

The fee schedule for Custom SNP and Haplotype Marker Discovery on Millennium Proprietary Genes and Millennium Proprietary Fragments pursuant to Section 2.1(h)(i) is as follows:

Genes 1-[**]	$[**] per gene
Genes [**]	$[**] per gene
Genes [**]	$[**] per gene
Fragments	$[**] per fragment

(b)                                 Molecular Haplotyping Services

The fee for provision of molecular haplotyping services pursuant to Section 2.1(h)(ii) will be commercially reasonable and agreed upon between the Parties in a separate written amendment hereto.

(c)                                  Clinical Sample HAP™ Typing Services

Fees for provision of Clinical Sample HAP™ Typing Services shall be commercially reasonable and mutually agreed upon between the Parties in a separate written amendment hereto.

(d)                                 Collaboration Activities.

Any fees for Collaboration Activities shall be as mutually agreed upon between the Parties in a separate written amendment hereto.

(e)                                  Material from the Index Repository

Should Millennium request genomic DNA and/or cDNA samples from the Index Repository pursuant to Section 2.1(h)(v), then Millennium shall pay Genaissance a fee of [**] U.S. dollars ($[**]) per [**] of isolated genomic DNA per individual from the Index Repository, and a fee of [**] U.S. dollars ($[**]) per [**] of total cDNA per individual from the Index Repository.

4.6                                 Payment Terms.

Subject to the payment schedules above, all payments will be paid [**] days after Millennium’s receipt of an invoice.  All payments shall include any shipping costs on the invoice, shall be in U.S. Dollars and shall be paid by bank wire transfer in immediately available funds to such bank account as is designated in writing by Genaissance from time to time.  Any payments by Millennium to Genaissance that are not paid on or before [**] days after the date such payments are due under this Agreement shall bear interest, to the extent permitted by applicable law, at [**] percent ([**]%) per [**], calculated on [**]; provided, however, that interest shall not accrue pursuant to this Section 4.5 on any amounts payable under this Agreement with respect to which payment is disputed in good faith; provided, further that interest shall accrue pursuant to this Section 4.5 once such dispute has been resolved if payment is not made promptly thereafter.

ARTICLE V
CONFIDENTIALITY

5.1                                 Confidential Information.  Any Confidential Information disclosed by a Party to the other Party during the term of this Agreement shall not be used by the receiving Party except in connection with the activities contemplated by this Agreement, shall be maintained in confidence by the receiving Party, and shall not otherwise be disclosed by the receiving Party to any Third Party, without the prior written consent of the disclosing Party, except to the extent that the Confidential Information (as determined by competent documentation):

(a)  was known by the receiving Party or its Affiliates prior to its date of disclosure to the receiving Party;

(b)  either before or after the date of the disclosure to the receiving Party or its Affiliates is lawfully disclosed to the receiving Party or its Affiliates by sources other than the disclosing Party rightfully in possession of the Confidential Information;

(c) either before or after the date of the disclosure to the receiving Party or its Affiliates becomes published or generally known to the public (including information known to the public through the sale of products in the ordinary course of business) through no fault or omission on the part of the receiving Party, its Affiliates;

(d) is independently developed by or for the receiving Party or its Affiliates without use, reference to or reliance upon the Confidential Information;

in any of which cases (a), (b), (c) or (d), such information will not be Confidential Information under this Agreement.

5.2                                 Required Disclosures.  The provisions of Section 5.1 shall not preclude the receiving Party or its Affiliates from disclosing Confidential Information to the extent such Confidential Information is required to be disclosed by the receiving Party or its Affiliates to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations or judicial or administrative decrees or orders, provided that the receiving Party provides prior written notice of such disclosure to the disclosing Party and takes reasonable and lawful actions to endeavor to avoid and/or minimize the degree of such disclosure.  Specific information shall not be deemed to be within any of the foregoing exclusions merely because it is embraced by more general information falling within these exclusions.

5.3                                 Employee and Advisor Obligations.  Millennium and Genaissance each agree that they shall provide Confidential Information received from the other Party only to their respective employees, consultants and advisors, and to the employees, consultants and advisors of such Party’s Affiliates, who have a need-to-know for the sole purpose of performing such Party’s obligations or exercising such Party’s rights under this Agreement and have a written obligation to treat such information and materials as confidential in accordance with such Party’s confidentiality obligations under this Agreement.  Any Genaissance representatives that will be on-site at Millennium and/or its Affiliates site shall be required to enter into an agreement with

Millennium that is consistent with this Agreement that addresses, among other confidentiality issues, the inadvertent disclosure of confidential information of Millennium unrelated to the performance of, and not intended for use in, the performance of this Agreement.

5.4                                 Term.  All obligations of confidentiality imposed under this Article V shall expire [**] years following the termination or expiration of this Agreement, except that the obligations of confidentiality imposed under this Article V with respect to Data disclosed by Genaissance to Millennium shall continue in perpetuity and shall survive any termination or expiration of this Agreement.

5.5                                 Terms and Conditions.  Neither Millennium nor Genaissance shall disclose to the public or any Third Party the terms and conditions of this Agreement except with the prior written consent of the other or as required by law.

5.6                                 Use of Data.  The provisions of this Article V shall not preclude Millennium, its Affiliates, Authorized Personnel and/or Millennium Product Corporate Partners from disclosing any Data, which constitutes Confidential Information of Genaissance and which is licensed or sublicensed to it under Section 2.1 (and such entities shall not be required to obtain written consent from Genaissance for such use), where such disclosure is (a) reasonably necessary for the development and commercialization of Millennium Products, (b) limited to only the employees, consultants and advisors of such entities who have a need-to-know such Data for the sole purpose of developing and commercializing such Millennium Products, and (c) subject to confidentiality obligations no less stringent than the confidentiality obligations under this Agreement.

5.7                                 Publication.  Millennium, its Affiliates, Authorized Personnel, Millennium Corporate Partners and/or Millennium Technology Consultants (each a “Publishing Party”) shall have the right to publish or present any information, data or results generated through the use of the Genaissance HAP Technology, subject to the terms of this Section 5.7.  In the event a publication or presentation contains Confidential Information of Genaissance, the Publishing Party shall furnish Genaissance with a copy of any such proposed publication or presentation at least [**] days in advance of the submission for publication or presentation for review by Genaissance.  Upon the expiration of such [**] day period, the Publishing Party may proceed with submission for publication or presentation; provided, however, that upon written notice by Genaissance during such [**] day period, to the Publishing Party that such proposed publication or presentation contains Confidential Information of Genaissance that Genaissance does not want published or presented, the Publishing Party [**].

ARTICLE VI
TERM AND TERMINATION

6.1.                              Term.  Unless sooner terminated in accordance with the terms of this Article VI, the term of the Agreement shall commence on the Effective Date and, unless extended by the mutual agreement of the Parties, shall continue until the end of the Initial Term or the Post Initial Term, if any is elected by Millennium.  The term of any commercial license granted to Millennium pursuant to Section 2.1(b)(ii) shall remain in effect on a country-by-country basis until expiration of the last-to-expire patent under the license, subject to the continued payment of amounts, if any, owed to Genaissance.

6.2                                 Material Breach.  Upon any material breach of this Agreement by Genaissance or Millennium (in such capacity, the “Breaching Party”), the other Party (in such capacity, the “Non-Breaching Party”) may terminate this Agreement by [**] days’ written notice to the Breaching Party, specifying the material breach.  The termination becomes effective at the end of the [**] day period unless (i) the Breaching Party cures such breach during such [**] day period, or (ii) if such breach is not susceptible to cure within such [**] day period, the Breaching Party is diligently pursuing a cure (unless such breach, by its nature, is incurable, in which case the Agreement may be terminated immediately).  The Parties will use reasonable efforts to work together to cure any breach.

6.3                                 Effect of Expiration or Termination.  In the event of the expiration of this Agreement or the termination of this Agreement pursuant to Section 6.1 above, then:

(a) the licenses granted under Section 2.1(a)(i) survive,

(b) the licenses granted under Sections 2.1(a)(ii) and 2.1(b)(i) shall terminate unless extended under the perpetual access rights granted pursuant to Section 2.1(f) in which case they survive,

(c) the rights granted under Sections 2.1(a)(iii), 2.1(a)(iv) and 2.1(a)(v) shall survive solely with respect to the DecoGen Informatics System and the HAP Database Schema,

(d) Sections 2.1(c)(i) and 2.1(c)(iii) shall survive and the rights granted under Section 2.1(c)(ii) shall terminate unless extended under the perpetual access rights granted pursuant to Section 2.1(f) in which case they survive;

(e) the options granted under Section 2.1(d) shall terminate unless Millennium has obtained a perpetual research license under Section 2.1(b)(i) pursuant to Section 2.1(f) in which case Section 2.1(d) survives,

(f) the rights of first negotiation granted under Section 2.2 shall survive,

(g) the non-asserts provided in Section 2.3 shall survive,

(h) the commercial license granted to Millennium pursuant to Sections 2.1(b)(ii) shall survive,

(i) any license agreement executed by the Parties pursuant to Section 2.1(d) shall survive in accordance with its terms,

(j) any written amendment executed by the Parties for Collaboration Activities pursuant to Section 2.1(h)(iv) shall survive in accordance with its terms,

(k) any agreement executed by the Parties pursuant to Section 2.2 shall survive in accordance with its terms; and

(l) Articles I, III, IV, V, VI, VII, VIII, IX, X, and XI shall survive.

6.4                                 Effect of Termination For Material Breach.

(a)                                  Termination by Genaissance.  In the event of termination of this Agreement by Genaissance pursuant to Section 6.3 above due to material breach by Millennium, then (i) the licenses granted under Sections 2.1(a), 2.1(b) and 2.1(c) shall terminate, (ii) the options granted under Section 2.1(d) shall terminate, (iii) the rights of first negotiation granted under Section 2.2 shall survive, and (iv) the non-asserts provided in Section 2.3 shall survive.

(b)                                 Termination by Millennium.  In the event of termination of this Agreement by Millennium pursuant to Section 6.3 above due to material breach by Genaissance, then (i) the licenses granted under Sections 2.1(a), 2.1(b) and 2.1(c) shall survive subject to the continued payment of any undisputed amounts, if any, owed to Genaissance, (ii) the options granted under Section 2.1(d) shall survive, (iii) the rights of first negotiation granted under Section 2.2 shall terminate, and (iv) the non-asserts provided in Section 2.3 shall terminate.

6.5                                 Return of Materials.  Upon termination of the Agreement, and if Millennium has not elected extended maintenance rights pursuant to Section 2.1(f), Millennium shall return to Genaissance all proprietary information and material received in the course of the Agreement including any unused IR Materials (which may, in lieu of return, be destroyed), the HAP Database and the HAP Database portion of HAP Database Plus (but excluding the DecoGen Informatics System and the HAP Database Schema) and shall cease all uses of such proprietary information and material and the HAP Database and HAP Database portion of HAP Database Plus.  Millennium may keep one full copy of all such proprietary information and material for archival purposes.  Notwithstanding the preceding sentence, it is expressly understood that while Millennium shall make commercially reasonable efforts to remove electronic versions of the HAP Database, Millennium shall not be required to purge any minor portions thereof from Millennium’s notebooks, electronic files, records, and other mediums in which Millennium and/or its Affiliates store results and analyses.

6.6                                 Termination of Licenses to Affiliates and Millennium Corporate Partners.

(a)                                  Affiliates.  Unless otherwise approved by Genaissance, any license to an Affiliate of Millennium shall terminate [**]months after such Affiliate ceases to be an Affiliate as defined in Section 1.1 hereof.  Millennium will use commercially reasonable efforts to provide Genaissance with written notice of such event within a reasonable period of time.  Genaissance will, upon request of such former-Affiliate, negotiate in good faith with any such former-Affiliate to grant such former-Affiliate a license to use all or part of the Genaissance HAP Technology on commercially reasonable terms.

(b)                                 Millennium Corporate Partners.  Unless otherwise approved by Genaissance, any license or sublicense to any MillenniCum Product Corporate Partner pursuant to Section 2.1(c) shall terminate [**] months after such Corporate Partner ceases to be a Millennium Product Corporate Partner as defined in Section 1.39 hereof, provided, however, that any such license or sublicense that covers a Genaissance HAP Marker that, as of the end of such [**] month period, can be reasonably demonstrated to have a correlation with (i) a response to a Therapeutic Product or (ii) risk or susceptibility for, the presence of the progression of or the age of onset of any disease, shall survive any such change in status of a Millennium Product Corporate Partner, and any expiration or termination of this Agreement.

ARTICLE VII
ESCROW

7.1                                 Escrow Agreement.  Genaissance and Millennium agree to establish and maintain an escrow account with the Escrow Agent for so long as Millennium and/or its Affiliates maintain a license to the DecoGen Informatics System and HAP Database Schema under Section 2.1(a) hereof.  Such escrow account will contain a copy of all source code (inclusive of any interpretive code), standard operating procedures and documentation reasonably necessary to utilize, support and maintain the DecoGen Informatics System and HAP Database Schema (collectively the “Deposit Materials”).  Within [**] days after the Effective Date, the Parties and the Escrow Agent shall enter into an Escrow Agreement substantially in the form of the agreement attached hereto as Exhibit D.  Upon execution, a true and accurate copy of the Escrow Agreement shall be attached hereto as Exhibit E.

7.2                                 Updates to Deposit Materials.  From time to time during the Initial Term (or any longer period mutually agreed by the Parties during which Genaissance is providing support and maintenance of the DecoGen Informatics System and HAP Database Schema), Genaissance shall provide updates to the Deposit Materials to the Escrow Agent within [**] days of any material change in the Deposit Material.

7.3                                 Release of Deposit Materials.  In the event of the occurrence of any Release Condition (as defined below), the Deposit Materials in the escrow account shall be released to Millennium solely and exclusively for use by Millennium pursuant to Section

7.4  below.  As used in this Agreement, “Release Conditions” shall mean the existence of any one or more of the following circumstances:

a.                                       [**] the DecoGen Informatics System and HAP Database Schema [**]pursuant to Section 4.3[**]set forth in the Agreement;

b.                                      The [**]or upon an [**] which is [**];

c.                                       The [**]; or

d.                                      [**] Genaissance [**] for the purpose of [**].

7.4                                 Self-Help License.  Genaissance shall grant, and hereby grants, to Millennium, its Affiliates, Authorized Personnel and Technology Consultants, a worldwide, perpetual, non-exclusive, royalty-free license, without a right to grant sublicenses, under Genaissance Patent Rights and Genaissance Know-how to use the Deposit Materials, to use, copy, create derivative works of and modify the intellectual property embodied in the Deposit Materials solely to utilize, support and maintain the DecoGen Informatics System and HAP Database Schema in the event of a release of the Deposit Materials pursuant to Section 7.3 above (the “Self-Help License”).  Millennium shall not practice the Self-Help License unless and until the Deposit Materials are released pursuant to Section 7.3 above.

7.5                                 Change in Escrow Agent.  In the event of any change to the Escrow Agent, the terms and conditions of the escrow agreement with any successor Escrow Agent shall contain terms and conditions no less favorable to Millennium as the terms and conditions in the initial escrow agreement entered into by Genaissance pursuant to this Agreement including, but not limited to, release of the Deposit Materials to Millennium upon occurrence of any Release Condition. Genaissance shall promptly notify Millennium in writing of any change to the Escrow Agent and, after any change to the escrow agent, shall promptly furnish a copy of the new escrow agreement to Millennium.

7.6                                 Escrow Fees.  All fees related to the escrow agreement and Millennium’s participation as a beneficiary under the escrow agreement shall be borne [**].

7.7                                 Termination of Escrow.  Millennium may notify Genaissance in writing of Millennium’s desire to terminate the Escrow Agreement, in which case the obligations set forth in this Article 7 shall terminate, provided however that if a Release Condition has occurred prior to such notice, the provisions of Section 7.3 shall remain in effect.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES

8.1                                 Representation of Authority; Consents.  Millennium and Genaissance each represents and warrants to the other Party that as of the Effective Date it has full right, power and authority to enter into this Agreement, this Agreement has been duly executed by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable in accordance with its terms.

8.2                                 No Conflict.  Each Party represents to the other Party that the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate such Party’s corporate charter and bylaws or any requirement of applicable laws of regulations and (b) do not and shall not conflict with, violate or breach or constitute a default or require any consent under any contractual obligation of such Party.

8.3                                 Knowledge of Pending or Threatened Litigation.  Each Party represents and warrants to the other Party that there is no claim, investigation, suit, action or proceeding pending or, to the knowledge of such Party, expressly threatened, against such Party before or by any governmental entity or arbitrator that, individually or in the aggregate, could reasonably be expected to (a) materially impair the ability of such Party to perform any obligation under this Agreement or (b) prevent or materially delay or alter the consummation of any or all of the transactions contemplated hereby.

8.4                                 Employee and Consultant Obligations.  Each Party represents and warrants that all of its employees, officers, and consultants that are supporting the performance of such Party’s obligations under this Agreement shall have executed agreements or have existing obligations under law requiring assignment to such Party of all inventions made during the course of and as the result of their association with such Party and obligating the individual to maintain as confidential such Party’s Confidential Information as well as confidential information of the other Party or any Third Party which such Party may receive, to the extent required to support such Party’s obligations under this Agreement.

8.5                                 Millennium Representations.  Millennium covenants that Millennium and its Affiliates shall comply in all respects with all applicable state and federal laws and regulations (including HIPAA) and any foreign equivalents thereof to the extent necessary for Millennium to comply with its obligations hereunder and for Genaissance and its Affiliates to have the rights and benefits contemplated by this Agreement.

8.6                                 Genaissance Representations.  Genaissance represents and warrants that:

(a)          the Genaissance HAP Technology and any updates thereto will perform in accordance with the specifications set forth in Exhibit C;

(b)         Genaissance owns or Controls the Genaissance HAP Technology (including without limitation, any Third Party software embedded or included with the Genaissance HAP Technology), and that Genaissance has the right to grant the licenses and sublicenses set forth herein, except to the extent that the HAP

Technology incorporates or requires the use of commercially available operating system software or hardware as described in Exhibit C;

(c) to the best of Genaissance’s knowledge, there are no Third Party restrictions and payments that will be imposed on Millennium, its Affiliates, any Authorized Personnel, Millennium Corporate Partners or Millennium Technology Consultants as a result of their use of the HAP Technology under this Agreement, provided, however, that Genaissance makes no such representation or warranty with respect to use of any commercially available operating system software or hardware as described in Exhibit C or any non-in-silico use of data in the HAP Database;

(d) (i) Genaissance and its Affiliates’ privacy and informed consent processes and procedures provide Millennium, its Affiliates, Millennium Corporate Partners, Millennium Technology Consultants and Authorized Personnel with the right to freely use all data in the HAP Database, and (ii) Genaissance and its Affiliates shall comply in all respects with all applicable state and federal laws and regulations (including HIPAA) and any foreign equivalents thereof to the extent necessary for Genaissance to comply with its obligations hereunder and for Millennium and its Affiliates to use the Genaissance HAP Technology, fully enjoy the licenses granted hereunder and have the rights and benefits contemplated by this Agreement.

ARTICLE IX
INDEMNIFICATION

9.1                                 Genaissance’s Obligations.  Genaissance agrees to defend Millennium and its Affiliates, at Genaissance’s cost and expense, and will indemnify and hold Millennium and its Affiliates and their respective directors, officers, employees and agents (the “Millennium Indemnified Parties”) harmless from and against any losses, costs, damages, fees or expenses arising out of any Third Party claim relating to (i) any breach by Genaissance of any of its representations, confidentiality or intellectual property obligations, or warranties pursuant to this Agreement or (ii) any personal injury resulting from the development, manufacture, use, sale or other disposition of any product or service offered by Genaissance and/or its Affiliates and licensees to the extent such injury is alleged to be the result of the practice or use by Genaissance and/or its Affiliates of any Millennium patent rights or know-how licensed by Millennium to Genaissance and/or its Affiliates under this Agreement.  In the event of any such claim against the Millennium Indemnified Parties by any Third Party, Millennium shall promptly notify Genaissance in writing of the claim and Genaissance shall manage and control, at its sole expense, the defense of the claim and its settlement.  The Millennium Indemnified Parties shall cooperate with Genaissance and may, at their option and expense, be represented in any such action or proceeding.  Genaissance shall not be liable for any litigation costs or expenses incurred by the Millennium Indemnified Parties without Genaissance’s prior written authorization.  In addition, Genaissance shall not be responsible for the indemnification of any Millennium Indemnified Party arising from any negligent or intentional acts by such party, or any claims compromised or settled without its prior written consent.

9.2                                 Millennium’s Obligations.  Millennium agrees to defend Genaissance and its Affiliates, at Millennium’s cost and expense, and will indemnify and hold Genaissance and its Affiliates and their respective directors, officers, employees and agents (the “Genaissance Indemnified Parties”) harmless from and against any losses, costs, damages, fees or expenses arising out of any Third Party claim relating to (i) any breach by Millennium of any of its representations, confidentiality or intellectual property obligations, or warranties pursuant to this Agreement, or (ii)  any personal injury resulting from the development, manufacture, use, sale or other disposition of any product or service offered by Millennium and/or its Affiliates and licensees to the extent such injury is alleged to be the result of the use by Millennium and/or its Affiliates and licensees of the HAP™ Technology.  In the event of any such claim against the Genaissance Indemnified Parties by any Third Party, Genaissance shall promptly notify Millennium in writing of the claim and Millennium shall manage and control, at its sole expense, the defense of the claim and its settlement.  The Genaissance Indemnified Parties shall cooperate with Millennium and may, at their option and expense, be represented in any such action or proceeding.  Millennium shall not be liable for any litigation costs or expenses incurred by the Genaissance Indemnified Parties without Millennium’s prior written authorization.  In addition, Millennium shall not be responsible for the indemnification of any Genaissance Indemnified Party arising from any negligent or intentional acts by such party, or any claims compromised or settled without its prior written consent.

ARTICLE X
DISPUTE RESOLUTION

10.1                           Referral of Unresolved Matters to Executive Officers.  As used herein, the term “Executive Officers” shall mean the Chief Executive Officer (CEO) of Genaissance, or a delegate of such CEO, and the Chief Operating Officer (COO) of Millennium, or a delegate of such COO, provided that such delegate of Genaissance’s CEO or Millennium’s COO is at least a Vice President or higher.  In the event the Parties are unable to resolve a dispute arising under this Agreement within [**] days, the matter shall be referred to the Executive Officers to be resolved by negotiation in good faith as soon as is practicable but in no event later than [**] days after referral.  Such resolution, if any, of a referred issue by the Executive Officers shall be final and binding on the Parties.  In the event the Executive Officers are unable to resolve a dispute with such [**] day period, then Parties may assert any remedy available at law or in equity to enforce its rights under this Agreement.

10.2                           Independent Experts.  Each Executive Officer shall have the right to engage, at its sole discretion and expense, the services of any number of independent experts in the field in question (the individual(s) so engaged by each Executive Officer to be engaged under mutually agreed obligations of confidentiality) to assist the Executive Officer in making a determination on the unresolved matter, and each Executive Officer shall be obligated to consider in good faith the analyses and opinions of any such independent experts engaged by either of them in making a determination.

10.3                           Injunctive Relief.  Notwithstanding anything contained in this Article X, any Party may seek injunctive relief at law or equity with respect to any matter that gives rise to a substantial threat of imminent harm to such Party.

ARTICLE XI
MISCELLANEOUS

11.1                           Governing Law.  This Agreement shall be construed and the respective rights of the Parties determined according to the substantive laws of the Commonwealth of Massachusetts notwithstanding the provisions governing conflict of laws under such Massachusetts law to the contrary, except matters of intellectual property law which shall be determined in accordance with the intellectual property laws relevant to the intellectual property in question; and provided, further, that the U.N. Convention on the International Sale of Goods shall not apply.  English shall be the governing language for the construction and interpretation of this Agreement.

11.2                           Assignment.  Neither Party may assign or otherwise transfer any of its rights and interests, nor delegate any of its respective obligations hereunder, without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may, without such consent, assign its rights and interest hereunder, effective upon written notice to the other Party, to its Affiliate or in connection with the transfer or sale of all or substantially all of the portion of its business to which this Agreement relates, or in the event of its merger or consolidation or change in control or similar transaction.  Notwithstanding the preceding sentence, any assignment of this Agreement by Genaissance to [**] or any successor thereof shall require Millennium’s prior written consent which consent shall be at Millennium’s sole discretion.  This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.  Any attempted assignment not in accordance with this Section 11.2 shall be void.

11.3                           Entire Agreement.  This Agreement, and the Exhibits referred to in this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof, and supersede all previous arrangements with respect to the subject matter hereof, whether written or oral, with the exception of the Confidential Disclosure Agreements dated [**], and [**], [**] between the Parties which shall govern disclosures prior to this Agreement.

11.4                           Amendments.  Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

11.5                           Notices.

(a)                                  Notices to Genaissance shall be addressed to:

Genaissance Pharmaceuticals, Inc.
Five Science Park
New Haven, CT 06511
Attention:  Chief Executive Officer

(b)                                 Notices to Millennium shall be addressed to:

Millennium Pharmaceuticals, Inc.
75 Sidney Street

Cambridge, Massachusetts 02139
Attention:  Chief Executive Officer

With a copy to:

Millennium Pharmaceuticals, Inc.
75 Sidney Street
Cambridge, Massachusetts 02139
Attention General Counsel, Legal Department

Either Party may change its address to which notices shall be sent by giving notice to the other Party in the manner herein provided.  Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via a reputable overnight courier service, or (c) sent by facsimile transmission, in each case properly addressed in accordance with the paragraph above.  The effective date of notice shall be the actual date of receipt by the Party receiving the same.

11.6                           Force Majeure.  No failure or omission by either Party in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the reasonable control of such Party, including, but not limited to, the following:  acts of gods; acts or omissions of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; terrorist act; rebellion; insurrection; riot; and invasion; provided that such failure or omission resulting from one of the above causes is cured as soon as is practicable after the occurrence of one or more of the above mentioned causes.

11.7                           Compliance with Export Regulations.  Each Party shall comply with all applicable U.S. and other applicable export laws and regulations, including without limitation, the Export Administration Regulations and the International Traffic in Arms Regulations.

11.8                           Public Announcements.  On the Effective Date or soon after, the Parties may issue one or more press release(s).  Any announcements or similar publicity with respect to the execution of this Agreement shall be agreed upon between the Parties in advance of such announcement.  The Parties agree that any such announcement will not contain confidential business or technical information and, if disclosure of confidential business or technical information is required by law or regulation, will make commercially reasonable efforts to minimize such disclosure and obtain confidential treatment for any such information which is disclosed to a governmental agency or group.  Each Party agrees to provide to the other Party a copy of any public announcement as soon as reasonably practicable under the circumstances prior to its scheduled release.  Except under extraordinary circumstances, each Party shall provide the other with an advance copy of any press release at least [**] business days prior to the scheduled disclosure.  Each Party shall have the right to expeditiously review and recommend changes to any announcement regarding this Agreement or the subject matter of this Agreement.  Except as otherwise required by law, the Party whose press release has been reviewed shall remove any information the reviewing Party reasonably deems to be inappropriate for disclosure.  The contents of any such announcement or similar publicity, which has been reviewed and approved by the reviewing Party, can be re-released by either Party without a requirement for re-approval.  Furthermore, each Party shall give the other Party a reasonable opportunity to review all filings with the United States Securities and Exchange Commission describing the terms of this Agreement prior to submission of such filings, and shall give due consideration to any reasonable comments by the non-filing Party relating to such filing, including without limitation the provisions of this Agreement for which confidential treatment should be sought.

11.9                           Independent Contractors.  It is understood and agreed that the relationship between the Parties is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either Millennium or Genaissance to act as agent for the other.

11.10                     Section 365(n) of the Bankruptcy Code.  All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be, deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code

11.11                     No Strict Construction.  This Agreement has been prepared jointly and shall not be strictly construed against either Party.

11.12                     Headings.  The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

11.13                     No Implied Waivers; Rights Cumulative.  No failure on the part of Millennium or Genaissance to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

11.14                     Execution in Counterparts.  This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

MILLENNIUM PHARMACEUTICALS, INC.

By:	/s/ [Illegible]
Title:	Senior Vice President

GENAISSANCE PHARMACEUTICALS, INC.

By:	/s/ Krishnan Nandabalan
Title:	Vice President, Business Development

Exhibit A

The HAPTM Database shall consist of Genaissance’s proprietary information and publicly available information.  The genes selected for HAP™ Marker discovery include the vast array of drug targets such as receptors, signal transduction proteins, metabolizing enzymes and immunomodulators.  In addition, Genaissance currently adds annotations from publicly available databases, such as HGVBase and dbSNP.  An individual investigator can quickly relate Genaissance’s proprietary information to existing public domain data and place the information in a biological context that is useful for discovery and pharmacogenetic applications.

The current procedure for discovering HAPM Markers for a Gene is to sequence, from the Index Repository, ninety-three (93) individual samples of human genomic DNA, one sample of chimpanzee genomic DNA and one sample of gorilla genomic DNA.  The genomic regions of each Gene, which are targeted for sequencing, are as follows.

(i) “Exons” shall mean the genomic DNA segments of a Gene whose sequence information is translated into the protein product of that Gene.  The goal is to obtain sequence information for all Exons of a Gene.

(ii) “Exon/Intron Junction” shall mean the junctions between the Exons and the Introns in genomic DNA.  Beginning with the initiation codon at one end of a Gene and ending with the termination codon at the other end of a Gene, the goal is to obtain sequence information for each Exon/Intron Junction within this genomic region.

(iii) “Introns” shall mean the genomic DNA segments of a Gene, which are located between Exons.  Beginning with the initiation codon at one end of a Gene and ending with the termination codon at the other end of a Gene, the goal is to obtain a minimum of ten (10) to twenty (20) bases and a maximum of one hundred (100) bases of sequence information from the Exon/Intron Junction into the Intron for every Intron within this genomic region.

(iv) “Promoter” shall mean the genomic region that is immediately upstream of the transcription start site of the Gene.  The goal is to obtain sequence information for up to one (1) thousand bases of the Promoter.

(v) “Three-Prime Untranslated Region” shall mean the genomic region immediately downstream from the termination codon of a Gene.  The goal is to obtain sequence information for at least one hundred (100) bases of the Three-Prime Untranslated Region downstream of the termination codon.

Specific genomic sequence information is required to meet the goals outlined in (i) through (v) above.  If genomic sequence information is available for a majority of these regions, even if the available genomic sequence information is not sufficient to meet all of the goals in (i) through (v) above, a Gene will still be queued for HAPTM Marker discovery.

Once a Gene is completely sequenced, HAPTM Markers will be constructed for that Gene and placed into the HAPTM Database.  A Gene shall be considered completely sequenced if sequence information is obtained for at least [**] of the regions targeted for sequencing.  A specific region targeted for sequencing within a Gene shall be considered completely sequenced if sequence information is obtained for at least [**].

If a Gene is not completely sequenced after each fragment targeted for sequencing has been attempted once, each of the failed fragments will be resequenced using redesigned amplification/sequencing primers.  However, the presence of runs of guanine and cytosine, secondary structure or errors in publicly available sequence information may prevent the generation of sufficient sequence information for that Gene to be considered completely sequenced.  Thus, if the Gene does not meet the completely sequenced criteria after the above resequencing step, [**].

Genaissance shall use commercially reasonable efforts to incorporate into the HAP Database other information about Genes, including: (i) genomic structure; (ii) cDNA and protein sequences; (iii) publicly available Polymorphisms and Haplotype Markers from high through-put databases such as dbSNP; and (iv) location of these publicly available Polymorphisms within the genomic structure and also in the messenger RNA if these Polymorphisms cause coding changes.

EXHIBIT B

Error Classification & Response Time

Genaissance shall respond to Millennium’s inquiries regarding errors within [**] of receipt of Millennium’s inquiry and to use best efforts to correct errors with a level of effort (including dedication of more senior level personnel) commensurate with Millennium’s classification of the error as follows:

Severity Level	Criteria	Required Genaissance Response
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

On-Site Support: Notwithstanding anything to the contrary contained herein, [**].

Exhibit C

Specifications

Genaissance HAP Technology Technical Specification

1                       The key components of the Genaissance HAP Technology are the:

•                                       DecoGen Informatics System (defined in Section 1.9 of the Agreement)

•                                       HAP Database (defined in Section 1.22 of the Agreement), and

•                                       HAP Database Schema (defined in Section 1.24 of the Agreement)

2                       Detailed Technical Specifications

2.1                               HAP DATABASE

Installation and Operating Requirements

The HAP™ Database is an Oracle database which requires the following minimum configuration:

2.1.1                        Database Configuration

Software:                                              Oracle [**] Edition.

2.1.2                        Hardware Requirements

Server:	[**]
Memory:	[**] GB, depending on number of users
SWAP Space:	[**]
CD-ROM Device:	[**]
CPU:	[**]
Tape Device:	[**]

2.1.3                        Disk Space Requirements:

Oracle Software:	~	[**]GB ([**]Edition)
Database:		[**]

2.1.4                        Operating System Software Requirements

Operating System:                    [**].

2.2                               THE DECOGEN INFORMATICS SYSTEM

Cross-platform application, built on top of the HAP Database.  The client application resides on a shared drive and is invoked by running a batch initialization file from the client machine.

Installation and Operating Requirements

2.2.1                        DecoGen® Client

Minimum recommended client configuration:

CPU: [**]

Memory: [**]

Hard disk: [**]

Operating System: Window [**]

Java Runtime version: [**]

2.2.2                        SAS Server

•                  SAS Software 8.2 release on NT or Windows 2000 server (Service Pack 2)

•                  [**] memory[**] Drives for OS and Data

•                  [**]CD-Rom

•                  SAS Software 8.2 required components must include SAS/BASE, SAS/STAT, SAS/CONNECT, SAS/IntrNet, and SAS/Graph.

Upon Millennium’s written request, Genaissance will use commercially reasonable efforts to [**].

DecoGen Informatics System

Features, Capabilities and Performance Requirements

1.              OVERVIEW

Genaissance Pharmaceuticals provides software tools for the storage and analysis of clinical and genetic information.  The information that is required to associate genetic and clinical data are the polymorphisms, HAP Markers, and the information that is specific to the clinical cohort under investigation, namely the individual to HAP Marker assignments and the clinical responses of each individual.

2.              DECOGEN DATAMANAGER SOFTWARE

The DecoGen DataManager Software functions as a data entry tool, and as a browser that provides tools for viewing and mining genomic features.  The following types of data can be entered and are available for browsing, mining and export from the DataManager program:

•                  New or proprietary Polymorphisms can be mapped to the genomic structure stored in the HAP Database

•                  HAP Locus and Markers

•                  Clinical cohort organization

•                  Individual genotype and HAP Marker assignments

•                  Functional information about the genes and markers

3.              DECOGEN BROWSER SOFTWARE

The DecoGen Browser program functions as a browser, and as a tool for statistical analysis of clinical and genetic information.

•                  Clinical responses can be imported for the clinical cohort

•                  Genomic information can be browsed and exported

•                  Linkage Disequilibrium analyses can be performed

•                  Minimal SNP selection can be performed

•                  Haplotypes can be clustered

•                  Phylogenetic studies can be performed

•                  Correlations between either full or sub-HAPTM Markers and clinical responses can be identified

4.              SYSTEM PERFORMANCE

The system will demonstrate the ability to, at a minimum, perform the operations provided in the user manuals listed below:

•                  DecoGen® DataManager Mini Reference Version 4 – dated February 1, 2002.

•                  DecoGen® Informatics System Users Manual Version 4.1, Revision 3.0 – dated June 1, 2002

In addition, system performance will be measured on its ability to demonstrate the following:

a.               External data import and merging into the HAP Database Plus

i.         Genaissance will initially load the gene structure for genes that Millennium wants to import into the HAP Database Plus.

ii.      The existence and integrity of all information concerning these genes will persist through Genaissance scheduled HAP Database updates.

b.              Adding raw data (SNPs, alleles, positions, genotypes in discovery panel) and derived data haplotypes, HAP Markers, calculated from raw data) via the DataManager software for those genes whose structures have been loaded into the HAP Database Plus.

c.               The software allows adding/importing Millennium’s own set of cohorts.

d.              Genaissance will provide Millennium with the capability to create the gene structure internally by [**].

e.               SAS integration – The current system provides integration with SAS on a Windows platform, through a server license. Genaissance will use commercially reasonable efforts to [**].

f.                 General performance requirements

i.         It is expected that the system, when installed with the minimum configuration as specified in the Technical Specification, will perform user functions within response parameters reasonably acceptable to Millennium.

ii.      Further expected that the system will perform operations without database corruption or loss of database integrity.

In the event of a corruption or loss of integrity, it is expected that procedures and tools exist, operate correctly and have been delivered to Millennium to permit recovery to the point of failure within a period of time reasonably acceptable to Millennium.

Exhibit D
Form of Escrow Agreement

Account Number

This agreement (“Agreement”) is effective           , 2003 among DSI Technology Escrow Services, Inc. (“DSI”), Genaissance Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal office at Five Science Park, New Haven, Connecticut 06511 (“Depositor”), and Millennium Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware and having its principal office at 75 Sidney Street, Cambridge, Massachusetts 02139 (“Preferred Beneficiary”), who collectively may be referred to in this Agreement as the parties (“Parties”).

A.                                   Depositor and Preferred Beneficiary have entered into a separate agreement regarding a certain proprietary database and informatics system of Depositor (referred to in this Agreement as the “License Agreement”).

B.                                     Depositor desires to avoid disclosure of its proprietary technology except under certain limited circumstances.

C.                                     The availability of the proprietary technology of Depositor is critical to Preferred Beneficiary in the conduct of its business and, therefore, Preferred Beneficiary needs access to the proprietary technology under certain limited circumstances.

D.                                    Depositor and Preferred Beneficiary desire to establish an escrow with DSI to provide for the retention, administration and controlled access of certain proprietary technology materials of Depositor.

E.                                      The parties desire this Agreement to be supplementary to the License Agreement pursuant to 11 United States Code, Section 365(n).

ARTICLE 1  —  DEPOSITS

1.1                                 Obligation to Make Deposit.  Upon the signing of this Agreement by the Parties, Depositor shall deliver to DSI the Deposit Materials (as defined in Section 7.1 of the License Agreement) required to be deposited pursuant to Section 7 of the License Agreement.

1.2                                 Identification of Tangible Media.  Prior to the delivery of the Deposit Materials to DSI, Depositor shall conspicuously label for identification each document, magnetic tape, disk, or other tangible media upon which the Deposit Materials are written or stored.  Additionally, Depositor shall complete Attachment A to this Agreement by listing each such tangible media by the item label description, the type of media and the quantity.  Attachment A shall be signed by Depositor and delivered to DSI with the Deposit Materials.  Unless and until Depositor makes the initial deposit with DSI, DSI shall have no obligation with respect to this Agreement, except the obligation to notify the Parties regarding the status of the account as required in Section 2.2 below.

1.3                                 Deposit Inspection.  When DSI receives the Deposit Materials and the Attachment A, DSI will conduct a deposit inspection by visually matching the labeling of the tangible media containing the Deposit Materials to the item descriptions and quantity listed on the Attachment A.

1.4                                 Acceptance of Deposit.  At completion of the deposit inspection, if DSI determines that the labeling of the tangible media matches the item descriptions and quantity on Attachment A, DSI will date and sign Attachment A and mail a copy thereof to Depositor and Preferred Beneficiary.  If DSI determines that the labeling does not match the item descriptions or quantity on Attachment A, DSI will (a) note the discrepancies in writing on Attachment A; (b) date and sign Attachment A with the exceptions noted; and (c) mail a copy of Attachment A to Depositor and Preferred Beneficiary.  DSI’s acceptance of the deposit occurs upon the signing of Attachment A by DSI.  Delivery of the signed Attachment A to Preferred Beneficiary is Preferred Beneficiary’s notice that the Deposit Materials have been received and accepted by DSI.

1.5                                 Depositor’s Representations.  With respect to the Deposit Materials and each update to the Deposit Materials, Depositor represents as follows:

(a)                                  Depositor lawfully possesses all of the Deposit Materials deposited with DSI;

(b)                                 With respect to all of the Deposit Materials, Depositor has the right and authority to grant to DSI and Preferred Beneficiary the rights as provided in this Agreement;

(c)                                  The Deposit Materials are not subject to any lien or other encumbrance;

(d)                                 The Deposit Materials consist of the proprietary information identified in Section 7.1 of the License Agreement; and

(e)                                  The Deposit Materials are readable and useable in their current form or, if any portion of the Deposit Materials is encrypted, the decryption tools and decryption keys have also been deposited.

1.6                                 Deposit Updates.  Unless otherwise provided by the License Agreement, Depositor shall update the Deposit Materials within [**] of any material change in the Deposit Material.  Such updates will be added to the existing deposit.  All deposit updates shall be listed on a new Attachment A and the new Attachment A shall be signed by Depositor.  Each Attachment A will be held and maintained separately within the escrow account.  An independent record will be created which will document the activity for each Attachment A. The processing of all deposit updates shall be in accordance with Sections 1.2 through 1.5 above.  All references in this Agreement to the Deposit Materials shall include the initial Deposit Materials and any updates.

1.7                                 Removal of Deposit Materials.  The Deposit Materials may be removed and/or exchanged only on written instructions signed by Depositor and Preferred Beneficiary, or as otherwise provided in this Agreement.

ARTICLE 2  — CONFIDENTIALITY AND RECORD KEEPING

2.1                                 Confidentiality.  DSI shall maintain the Deposit Materials in a secure, environmentally safe, locked facility which is accessible only to authorized representatives of DSI.  DSI shall have the obligation to reasonably protect the confidentiality of the Deposit Materials.  Except as provided in this Agreement, DSI shall not disclose, transfer, make available, or use the Deposit Materials.  DSI shall not disclose the content of this Agreement to any third party.  If DSI receives a subpoena or any other order from a court or other judicial tribunal pertaining to the disclosure or release of the Deposit Materials, DSI will immediately notify the Parties to this Agreement unless prohibited by law.  It shall be the responsibility of Depositor and/or Preferred Beneficiary to challenge any such order; provided, however, that DSI does not waive its rights to present its position with respect to any such order.  DSI will not be required to disobey any order from a court or other judicial tribunal. (See Section 7.5 below for notices of requested orders.)

2.2                                 Status Reports.  DSI will issue to Depositor and Preferred Beneficiary a report profiling the account history at least semi-annually. DSI may provide copies of the account history pertaining to this Agreement upon the request of any party to this Agreement.

2.3                                 Audit Rights.  During the term of this Agreement, Depositor and Preferred Beneficiary shall each have the right to inspect the written records of DSI pertaining to this Agreement. Any inspection shall be held during normal business hours and following reasonable prior notice.

ARTICLE 3  —  GRANT OF RIGHTS TO DSI

3.1                                 Title to Media.  Depositor hereby transfers to DSI the title to the media upon which the proprietary technology and materials are written or stored. However, this transfer does not include the ownership of the proprietary technology and materials contained on the media such as any copyright, trade secret, patent or other intellectual property rights.

3.2                                 Right to Make Copies.  DSI shall have the right to make copies of the Deposit Materials as reasonably necessary to perform this Agreement.  DSI shall copy all copyright, nondisclosure, and other proprietary notices and titles contained on the Deposit Materials onto any copies made by DSI.  With all Deposit Materials submitted to DSI, Depositor shall provide any and all instructions as may be necessary to duplicate the Deposit Materials including but not limited to the hardware and/or software needed.

3.3                                 Right to Transfer Upon Release.  Depositor hereby grants to DSI the right to transfer Deposit Materials to Preferred Beneficiary upon any release of the Deposit Materials for use by Preferred Beneficiary in accordance with Section 4.5.  Except upon such a release or as otherwise provided in this Agreement, DSI shall not transfer the Deposit Materials.

ARTICLE 4  — RELEASE OF DEPOSIT

4.1                                 Release Conditions.  As used in this Agreement, “Release Conditions” shall mean the existence of any one or more of the following circumstances:

a.                                       [**] the Genaissance HAP Technology (as defined in the License Agreement) in accordance with the License Agreement[**]

b.                                      The [**]or upon an [**]which is [**]

c.                                       The [**] or

d.                                      [**] Depositor [**] for the purpose of [**]

4.2                                 Filing for Release.  If Preferred Beneficiary believes in good faith that a Release Condition has occurred, Preferred Beneficiary may provide to DSI written notice of the occurrence of the Release Condition and a request for the release of the Deposit Materials.  Upon receipt of such notice, DSI shall provide a copy of the notice to Depositor by commercial express mail.

4.3                                 Contrary Instructions.  From the date DSI mails the notice requesting release of the Deposit Materials, Depositor shall have [**] days to deliver to DSI contrary instructions (“Contrary Instructions”).  Contrary Instructions shall mean the written representation by Depositor that a Release Condition has not occurred or has been cured.  Upon receipt of Contrary Instructions, DSI shall send a copy to Preferred Beneficiary by commercial express mail.  Additionally, DSI shall notify both Depositor and Preferred Beneficiary that there is a dispute to be resolved pursuant to Section 7.3 of this Agreement.  Subject to Section 5.2 of this Agreement, DSI will continue to store the Deposit Materials without release pending (a) joint instructions from Depositor and Preferred Beneficiary; (b) dispute resolution pursuant to Section 7.3; or (c) order of a court.

4.4                                 Release of Deposit.  If DSI does not receive Contrary Instructions from the Depositor, DSI is authorized to release the Deposit Materials to the Preferred Beneficiary.  However, DSI is entitled to receive any fees due DSI before making the release.  Any copying expense in excess of $300 will be chargeable to Preferred Beneficiary.  This Agreement will terminate upon the release of the Deposit Materials held by DSI.

4.5                                 Right to Use Following Release.  Unless otherwise agreed by Depositor and Preferred Beneficiary, upon release of the Deposit Materials in accordance with this Article 4, Preferred Beneficiary shall have the right to use the Deposit Materials for the sole purpose set forth in Section 7.4 of the License Agreement.  Preferred Beneficiary shall be obligated to maintain the confidentiality of the released Deposit Materials in accordance with the License Agreement.

ARTICLE 5  —  TERM AND TERMINATION

5.1                                 Term of Agreement.  The initial term of this Agreement is for a period of one year.  Thereafter, this Agreement shall automatically renew from year-to-year unless (a) Depositor and Preferred Beneficiary jointly instruct DSI in writing that the Agreement is terminated; or (b) DSI instructs Depositor and Preferred Beneficiary in writing that the Agreement is terminated for nonpayment in accordance with Section 5.2 or by resignation in accordance with Section 5.3.  If the Deposit Materials are subject to another escrow agreement with DSI, DSI reserves the right, after the initial one year term, to adjust the anniversary date of this Agreement to match the then prevailing anniversary date of such other escrow arrangements.

5.2                                 Termination for Nonpayment.  In the event of the nonpayment of fees owed to DSI by Preferred Beneficiary, DSI shall provide written notice of delinquency to all Parties to this Agreement.  Any party to this Agreement shall have the right to make the payment to DSI to cure the default.  If the past due payment is not received in full by DSI within one month of the date of such notice, then DSI shall have the right to terminate this Agreement at any time thereafter.  DSI shall have no obligation to take any action under this Agreement so long as any payment due to DSI remains unpaid.

5.3                                 Termination By Resignation.  DSI reserves the right to terminate this Agreement, for any reason, by providing Depositor and Preferred Beneficiary with 60-days’ written notice of its intent to terminate this Agreement.  Within the 60-day period, the Depositor and Preferred Beneficiary may provide DSI with joint written instructions authorizing DSI to forward the Deposit Materials to another escrow company and/or agent or other designated recipient.  If DSI does not receive said joint written instructions within 60 days of the date of DSI’s written termination notice, then DSI shall destroy, return or otherwise deliver the Deposit Materials in accordance with Section 5.4.

5.4                                 Disposition of Deposit Materials Upon Termination.  Subject to the foregoing termination provisions, and upon termination of this Agreement, DSI shall destroy, return, or otherwise deliver the Deposit Materials in accordance with instructions from Depositor.  If there are no instructions, DSI may, at its sole discretion, destroy the Deposit Materials or return them to Depositor.  DSI shall have no obligation to destroy or return the Deposit Materials if the Deposit Materials are subject to another escrow agreement with DSI or have been released to the Preferred Beneficiary in accordance with Section 4.4.

5.5                                 Survival of Terms Following Termination.  Upon termination of this Agreement, the following provisions of this Agreement shall survive:

a.                        Depositor’s Representations (Section 1.5);

b.                       The obligations of confidentiality with respect to the Deposit Materials;

c.                        The rights granted in the sections entitled Right to Transfer Upon Release (Section 3.3) and Right to Use Following Release (Section 4.5), if a release of the Deposit Materials has occurred prior to termination;

d.                       The obligation to pay DSI any fees and expenses due;

e.                        The provisions of Article 7; and

f.                          Any provisions in this Agreement which specifically state they survive the termination of this Agreement.

ARTICLE 6  —  DSI’S FEES

6.1                                 Fee Schedule.  DSI is entitled to be paid its standard fees and expenses applicable to the services provided. Unless otherwise stated in this Agreement or agreed in a writing signed by DSI, [**].  DSI shall notify Depositor and Preferred Beneficiary at least sixty (60) days prior to any increase in fees.  For any service not listed on DSI’s standard fee schedule, DSI will provide a quote prior to rendering the service, if requested.

6.2                                 Payment Terms.  DSI shall not be required to perform any service unless the payment for such service and any outstanding balances owed to DSI are paid in full. Initial fees are due upon receipt of a signed contract or receipt of the Deposit Materials whichever is earliest.  All other fees are due within thirty (30) days of receipt of an invoice.  If invoiced fees are not paid, DSI may terminate this Agreement in accordance with Section 5.2.

ARTICLE 7  —  LIABILITY AND DISPUTES

7.1                                 Right to Rely on Instructions.  DSI may act in reliance upon any instruction, instrument, or signature reasonably believed by DSI to be genuine.  DSI may assume that any employee of a party to this Agreement who gives any written notice, request, or instruction has the authority to do so.  DSI shall not be required to inquire into the truth or evaluate the merit of any statement or representation contained in any notice or document.  DSI shall not be responsible for failure to act as a result of causes beyond the reasonable control of DSI.

7.2                                 Indemnification.  The party on whose behalf, or pursuant to whose direction, DSI acts agrees to indemnify, defend and hold harmless DSI from any and all claims,

actions, damages, arbitration fees and expenses, costs, attorney’s fees and other liabilities (“Liabilities”) incurred by DSI as a result of taking such action unless such Liabilities were caused by the adjudged negligence or willful misconduct of DSI.

7.3                                 Dispute Resolution.  The Depositor and Preferred Beneficiary shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy.  If such dispute is not resolved within [**] after commencement of such negotiations, any party may elect to resolve the dispute by arbitration under the Commercial Rules of the American Arbitration Association.  Three arbitrators shall be selected. The Depositor and Preferred Beneficiary shall each select one arbitrator and the two chosen arbitrators shall select the third arbitrator, or failing agreement on the selection of the third arbitrator, the American Arbitration Association shall select the third arbitrator.  However, if DSI is a party to the arbitration, DSI shall select the third arbitrator.  Unless otherwise agreed by Depositor and Preferred Beneficiary, arbitration will take place in Boston, Massachusetts, USA.  Any court having jurisdiction over the matter may enter judgment on the award of the arbitrators.  Service of a petition to confirm the arbitration award may be made by First Class mail or by commercial express mail, to the attorney for the party or, if unrepresented, to the party at the last known business address.

7.4                                 Controlling Law.  This Agreement is to be governed and construed in accordance with the laws of Massachusetts, without regard to its conflict of law provisions.

7.5                                 Notice of Requested Order.  If any party intends to obtain an order from the arbitrator or any court of competent jurisdiction which may direct DSI to take, or refrain from taking any action, that party shall:

a.                                       Give DSI at least two business days’ prior notice of the hearing;

b.                                      Include in any such order that, as a precondition to DSI’s obligation, DSI be paid in full for any past due fees and be paid for the reasonable value of the services to be rendered pursuant to such order; and

c.                                       Ensure that DSI not be required to deliver the original (as opposed to a copy) of the Deposit Materials if DSI may need to retain the original in its possession to fulfill any of its other escrow duties.

ARTICLE 8  —  GENERAL PROVISIONS

8.1                                 Entire Agreement.  This Agreement, which includes Attachments described herein, embodies the entire understanding among the parties with respect to its subject matter and supersedes all previous communications, representations or understandings, either oral or written.  DSI is not a party to the License Agreement between Depositor and Preferred Beneficiary and has no knowledge of any of the terms or provisions of any such License Agreement.  DSI’s only obligations to Depositor or Preferred Beneficiary are as set forth in this Agreement.  No amendment or modification of this Agreement shall be valid or binding unless signed by all the parties hereto, except that Attachment A need not be signed by Preferred Beneficiary and Attachment B need not be signed.

8.2                                 Notices.  All notices, invoices, payments, deposits and other documents and communications shall be given to the parties at the addresses specified in the attached Attachment B. It shall be the responsibility of the parties to notify each other as provided in this Section in the event of a change of address. The parties shall have the right to rely on the last known address of the other parties. Unless otherwise provided in this Agreement, all documents and communications may be delivered by First Class mail.

8.3                                 Severability.  In the event any provision of this Agreement is found to be invalid, voidable or unenforceable, the parties agree that unless it materially affects the entire intent and purpose of this Agreement, such invalidity, voidability or unenforceability shall affect neither the validity of this Agreement nor the remaining provisions herein, and the provision in question shall be deemed to be replaced with a valid and enforceable provision most closely reflecting the intent and purpose of the original provision.

8.4                                 Successors.  This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties. However, DSI shall have no obligation in performing this Agreement to recognize any successor or assign of Depositor or Preferred Beneficiary unless DSI receives clear, authoritative and conclusive written evidence of the change of parties.

8.5                                 Regulations. Depositor and Preferred Beneficiary are responsible for and warrant compliance with all applicable laws, rules and regulations, including but not limited to customs laws, import, export, and re-export laws and government regulations of any country from or to which the Deposit Materials may be delivered in accordance with the provisions of this Agreement.

Genaissance Pharmaceuticals, Inc.	DSI Technology Escrow Services, Inc.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Millennium Pharmaceuticals, Inc.

By:
Name:
Title:
Date:

Attachment A

DESCRIPTION OF DEPOSIT MATERIALS

Depositor Company Name:	Genaissance Pharmaceuticals, Inc.

Account Number:

Product Name:		Version:

DEPOSIT MATERIAL DESCRIPTION:

Quantity                          Media Type & Size Label Description of Each Separate Item

Disk 3.5" or
DAT tape	mm
CD-ROM
Data cartridge tape
TK 70 or	tape
Magnetic tape
Documentation
Other

PRODUCT DESCRIPTION:

Environment:

DEPOSIT MATERIAL INFORMATION:

Is the media or are any of the files encrypted?  Yes / No       If yes, please include any passwords and the decryption tools.

Encryption tool name	Version:

Hardware required:

Software required:

Other required information:

I certify for Depositor that the above described Deposit Materials have been transmitted to DSI:

Signature:
Print Name:
Date:

DSI has inspected and accepted the above materials (any exceptions are noted above):

Signature:
Print Name:
Date Accepted:
Attachment A#:

Send materials to: DSI, 9265 Sky Park Ct., Suite 202, San Diego, CA 92123 (858) 499-1600

Attachment B

DESIGNATED CONTACT

Account Number:

Notices and communications

should be addressed to Depositor:

Company Name:	Genaissance Pharmaceuticals, Inc.
Address:
Address:
Address:
Designated Contact:
Tel:
Fax:
Email:

Notices and communications to		Invoices to Preferred Beneficiary
Preferred Beneficiary should		should be addressed to:
be addressed to:

Company Name:	Millennium Pharmaceuticals, Inc.
Address:		Address:
Address:		Address:
Address:		Address:
Designated Contact:		Contact:
Tel:		Tel:
Fax:		P.O.# if req’rd:
Email:		Email:

Requests from Depositor or Preferred Beneficiary to change the designated contact should be given in writing by the designated contact or an authorized employee of Depositor or Preferred Beneficiary.

Contracts, Deposit Materials and notices to DSI should be addressed:	Invoice inquiries and fee remittances addressed to:

DSI Technology Escrow Services, Inc.	DSI Technology Escrow Services, Inc.
Contract Administration	Accounts Receivable
Suite 202	P.O. Box 45156
9265 Sky Park Court	San Francisco, CA 94145-0156
San Diego, CA 92123
Tel: (858)499-1600	Tel: (858) 499-1636
Fax: (858)694-1919	Fax: (858) 499-1637
Email: ca@dsiescrow.com

Date: